Exhibit No. 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

COLLABORATIVE RESEARCH, DEVELOPMENT

AND LICENSE AGREEMENT

By and Between

CURIS, INC.

and

GENENTECH, INC.

1.	DEFINITIONS		1

2.	CONDUCT OF COLLABORATION; GOVERNANCE		9

	2.1	Objective	9

	2.2	Joint Steering Committee	9

	2.3	Co-Development Steering Committee	10

	2.4	Product Prioritization	11

3.	RESEARCH PROGRAM; DESIGNATION AND DEVELOPMENT OF LEAD PRODUCTS		11

	3.1	Research Plan	11

	3.2	Designation of Lead Products	12

	3.3	Genentech Development and Commercialization Responsibilities	12

4.	CO-DEVELOPMENT OF COLLABORATION PRODUCTS		13

	4.1	Co-Development Plan and Budget	13

	4.2	Collaboration Products	13

	4.3	Sharing of Operating Profits (Losses)	15

	4.4	Co-Development Responsibilities	15

5.	TECHNOLOGY TRANSFER; THIRD PARTY LICENSORS		16

	5.1	Transfer of Materials	16

	5.2	IND Transfer	16

	5.3	Transfer of Data	16

	5.4	Existing License Agreements	16

	5.5	Research Materials	17

6.	CURIS DEVELOPMENT RIGHTS		17

	6.1	Development of Compounds Other Than Lead Products	17

	6.2	Commercialization of Curis Products	19

7.	LICENSE GRANTS		20

	7.1	License Grants to Genentech	20

	7.2	License Grants to Curis	21

	7.3	Retained Rights	22

	7.4	No Implied Licenses	22

8.	FEES AND PAYMENTS		22

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	8.1	Upfront Fee	22

	8.2	Annual License Fee	22

	8.3	Equity Investment	23

	8.4	Milestone Payments	23

	8.5	Royalties Payable by Genentech	25

	8.6	Royalties Payable by Curis	27

	8.7	Payments to Evotec OAI	28

	8.8	Payments to Third Party Licensors	28

9.	PAYMENTS; RECORDS; AUDITS		28

	9.1	Payment; Reports	28

	9.2	Exchange Rate; Manner and Place of Payment	29

	9.3	Late Payments	29

	9.4	Records and Audits	29

	9.5	Withholding of Taxes	29

	9.6	Exchange and Royalty Rate Controls	30

10.	INTELLECTUAL PROPERTY		30

	10.1	Ownership of Technology	30

	10.2	Patent Prosecution	30

	10.3	Cooperation of the Parties	31

	10.4	Infringement by Third Parties	32

	10.5	Infringement of Third Party Rights	33

11.	REPRESENTATIONS AND WARRANTIES		33

	11.1	Mutual Representations and Warranties	33

	11.2	Representations and Warranties of Curis; Covenants of Curis	34

	11.3	Disclaimer Concerning Technology	34

12.	CONFIDENTIALITY; PUBLICATION		35

	12.1	Confidentiality	35

	12.2	Exceptions	35

	12.3	Terms of Agreement	35

	12.4	Authorized Disclosure	35

	12.5	Publications	36

13.	TERM AND TERMINATION		36

	13.1	Term of the Agreement	36

ii

	13.2	Termination by Genentech	37

	13.3	Termination for Cause	37

	13.4	Effect of Termination or Expiration; Surviving Obligations	37

	13.5	Exercise of Right to Terminate	38

	13.6	Damages; Relief	38

	13.7	Termination of the Harvard Licenses	38

	13.8	Termination of the 1996 Stanford License	39

14.	INDEMNITY		39

	14.1	Indemnification	39

	14.2	Indemnification Procedure	40

15.	GOVERNING LAW; DISPUTE RESOLUTION		40

	15.1	Governing Law	40

	15.2	Disputes	40

	15.3	Arbitration Procedures	42

16.	GENERAL PROVISIONS		42

	16.1	Notices	43

	16.2	Force Majeure	43

	16.3	Entirety of Agreement	43

	16.4	Amendment	43

	16.5	Non-Waiver	43

	16.6	Disclaimer of Agency or Partnership	43

	16.7	Severability	43

	16.8	Assignment; Acquisition	44

	16.9	Headings	44

	16.10	Limitation of Liability	44

	16.11	Compliance with Laws	44

	16.12	Counterparts	44

	16.13	Currency	44

	16.14	Bankruptcy	44

	16.15	Manufacture in United States	45

	16.16	Public Disclosure	45

	16.17	Export	45

iii

COLLABORATIVE RESEARCH, DEVELOPMENT

AND LICENSE AGREEMENT

THIS COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”), entered into as of June 11, 2003 (the “Effective Date”), by and between CURIS, INC., a Delaware corporation (“Curis”), with offices at 61 Moulton Street, Cambridge, Massachusetts 02138, on behalf of itself and its Affiliates, and GENENTECH, INC., a Delaware corporation (“Genentech”), with offices at 1 DNA Way, South San Francisco, California 94080. Curis and Genentech may each be referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Curis possesses proprietary technologies, including small molecules, antibodies and proteins that may antagonize or inhibit the Hedgehog Pathway (as defined below) for use in research, discovery and development of pharmaceutical products;

WHEREAS, Genentech is engaged in the research, development, marketing, manufacture and sale of pharmaceutical products;

WHEREAS, Genentech desires to have access to Curis’ Hedgehog Pathway assets, and discovery and development capabilities for purposes of discovering and developing human therapeutic products; and

WHEREAS, Curis and Genentech desire to enter into a collaborative relationship for research, discovery and development activities using Curis’ Hedgehog Pathway technologies and for the development and commercialization of human therapeutic products resulting from such activities.

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

1.1 “1996 Stanford License” shall have the meaning set forth in the definition of Existing License Agreements.

1.2 “Active R&D” shall mean, with respect to any indication in the Limited Field, that Genentech is engaged in active research and development activities with respect to human pharmaceutical products for use in such indication as reasonably demonstrated by Genentech’s contemporaneously-created written records.

1.3 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party hereto and shall include any company or entity of which greater than fifty percent (50%) of the voting stock or participating profit interest of which is owned or controlled, directly or indirectly, by a Party, and any company or entity which owns or controls, directly or indirectly, greater than fifty percent (50%) of the voting stock of a Party. In the case of Genentech, for purposes of this Agreement, the term “Affiliate” shall [**].

1.4 “Antibody Compound” shall have the meaning set forth in the definition of Compound.

1.5 “BCC” shall mean basal cell carcinoma.

1.6 “BCC Cost Sharing Ratio” shall have the meaning set forth in Section 4.2(a).

1.7 “BCC Field” shall mean the treatment of BCC with a formulation that is delivered topically or intralesionally and not via Systemic Delivery.

1.8 “BLA” shall mean a Biologics License Application, filed with the FDA, or the equivalent application or filing in another country, as applicable.

1.9 “Co-Development Budget” shall have the meaning set forth in Section 4.1.

1.10 “Co-Development Plan” shall have the meaning set forth in Section 4.1.

1.11 “Co-Development Steering Committee” or “CSC” shall have the meaning set forth in Section 2.3.

1.12 “Co-Development Territory” shall mean (a) in the case of a Collaboration Product designated pursuant to Section 3.2, the United States of America, including its territories and possessions, and (b) in the case of a Collaboration Product designated pursuant to Section 6.1(a), the Territory.

1.13 “Collaboration” shall mean the programs of collaborative research and development with respect to Compounds under this Agreement.

1.14 “Collaboration Product” shall mean (a) a Lead Product that is designated as a “Collaboration Product” pursuant to Section 3.2, or (b) a Compound that is designated as a “Collaboration Product” pursuant to Section 6.1(a).

1.15 “Compound” shall mean [**].

1.16 “Compound Class” shall mean either (a) Small Molecule Compounds or (b) Antibody Compounds

1.17 “Confidential Information” shall mean all information disclosed by a Party to the other pursuant to this Agreement, including, without limitation, manufacturing, marketing, financial, personnel, scientific and other business information and plans, whether in oral, written, graphic or electronic form; provided, however, that such information, if disclosed in tangible form, shall be marked “Confidential” and, if disclosed orally, shall within thirty (30) days of oral disclosure be summarized in writing, marked “Confidential,” and transmitted to the other Party.

1.18 “Control” shall mean possession of the ability to grant a license or sublicense without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with any Third Party.

1.19 “Cost Sharing Ratio” shall mean the BCC Cost Sharing Ratio or the Hair Growth Prevention Cost Sharing Ratio, as applicable.

1.20 “Curis Collaboration Patent” shall mean all Joint Patents issued during the Term that solely claim Curis Inventions.

1.21 “Curis Expenses” shall have the meaning provided in Section 6.1(c)(ii).

1.22 “Curis Inventions” shall mean all Inventions having as a named inventor only employees, agents, sublicensees, Affiliates, subcontractors or other designated Third Parties of Curis.

1.23 “Curis Know-How” shall mean, to the extent useful for the purposes of the Collaboration, all tangible or intangible know-how, trade secrets, inventions, (whether or not patentable), data, preclinical results, physical, chemical or biological material and other information and data pertaining to Compounds or Products, or otherwise necessary or useful for the practice of the Curis Patents which are not generally publicly known and are Controlled by Curis as of the Effective Date or during the Term, including any replication or any part of such information or material, but excluding any Curis Patents.

1.24 “Curis Patents” shall mean, to the extent useful for the purposes of the Collaboration and Controlled by Curis as of the Effective Date or during the Term, all foreign and domestic: (a) patents existing as of the Effective Date or issued during the Term; (b) patents issuing from patent applications that are pending as of the Effective Date or during the Term (including provisionals, divisionals, continuations and continuations-in-part of such applications); and (c) substitutions, extensions, reissues, renewals and inventors certificates relating to the foregoing patents, in each case, which pertain to any of the Compounds or Products. The Curis Patents as of the Effective Date are listed on Schedule 1.24 hereto.

1.25 “Curis Product” shall mean any Product designated as a “Curis Product” pursuant to Article 6.

1.26 “Curis Plan” shall have the meaning set forth in Section 6.1(a).

1.27 “Curis Technology” shall mean the Curis Patents and the Curis Know-How.

1.28 “Development Costs” shall have the meaning set forth in Schedule 4.2.

1.29 “Evotec Agreement” shall mean that certain Service and Secrecy Agreement dated May 1, 2001 between Curis and Evotec OAI, as may be amended from time to time.

1.30 “Evotec Payments” shall have the meaning set forth in Section 8.7.

1.31 “Existing Genentech Patents” shall mean those U.S. Patents set forth on Schedule 1.31 hereto, all foreign counterparts thereof, patents issuing from any of the foregoing (including provisionals, divisionals, continuations and continuations-in-part of such applications); and substitutions, extensions, reissues, renewals and inventors certificates relating to any of the foregoing patents.

1.32 “Existing License Agreements” shall mean (a) the Agreement dated September 26, 1996 among Curis, The Johns Hopkins University and the University of Washington (the “JHU License”), (b) the Exclusive License Agreement dated May 3, 2000 between Curis and The Johns Hopkins University, (c) the License Agreement dated February 9, 1995 between Curis and Harvard, (d) the License Agreement dated February 1, 1997 between Curis and Harvard (together (c) and (d) are referred to herein as the “Harvard Licenses”), (e) the License Agreement dated January 1, 1995 between Curis and the Trustees of Columbia University, (f) the Agreement dated February 12, 1996 between Curis and The Board of Trustees of the Leland Stanford Junior University (the “1996 Stanford License”), and (g) The License Agreement dated November 20, 1997 between Curis and the Board of Trustees of the Leland Stanford Junior University, in each case as may be amended from time to time as permitted by this Agreement.

1.33 “Existing Licensors” shall mean the parties to the Existing License Agreements other than Curis.

1.34 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

1.35 “FTE” shall mean the equivalent of a full-time scientist’s work time over a twelve (12) month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to a particular activity or program shall be determined by dividing the number of full working days during any twelve (12) month period devoted by such scientist to such activity or program by the total number of working days during such twelve (12) month period.

1.36 “Genentech Inventions” shall mean all Inventions having as a named inventor only employees, agents, sublicensees, Affiliates, subcontractors or other designated Third Parties of Genentech.

1.37 “Genentech Know-How” shall mean, to the extent useful for the purposes of the Collaboration, all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, preclinical results, physical, chemical or biological material and other information and data pertaining to Compounds or Products or otherwise necessary or useful for the practice of the Genentech Patents, which are not generally publicly known and are Controlled by Genentech during the Term, including any replication or any part of such information or material, but excluding any Genentech Patents.

1.38 “Genentech Patents” shall mean, to the extent Controlled by Genentech as of the Effective Date or during the Term: (a) the Existing Genentech Patents; and (b) all foreign and domestic: (i) Joint Patents issued during the Term that solely claim Genentech Inventions; (ii) Joint Patents issuing from patent applications that are pending during the Term that solely claim Genentech Inventions (including provisionals, divisionals, continuations and continuations-in-part of such applications); and (iii) substitutions, extensions, reissues, renewals and inventors certificates relating to the foregoing patents, in each case, which are necessary to make, have made, use, sell, have sold, offer for sale or import any of the Compounds or Products.

1.39 “Genentech Technology” shall mean the Genentech Patents and Genentech Know-How.

1.40 “Good Laboratory Practices” or “GLP” shall mean current good laboratory practices under FDA rules and regulations.

1.41 “Good Manufacturing Practices” or “GMP” shall mean current good manufacturing practices under FDA rules and regulations.

1.42 “Hair Growth Prevention Cost Sharing Ratio” shall have the meaning set forth in Section 4.2(b).

1.43 “Hair Growth Prevention Field” shall mean any human therapeutic use for the regulation of hair growth.

1.44 “Harvard” shall mean the President and Fellows of Harvard College.

1.45 “Harvard Licenses” shall have the meaning set forth in the definition of Existing License Agreements.

1.46 “Hedgehog Pathway” shall mean either or both (as the case may be) (a) the Hedgehog protein family or (b) the signaling pathway activated by an extracellular ligand of the Hedgehog protein family.

1.47 “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing necessary to commence human clinical trials in another country, as applicable.

1.48 “Inventions” shall have the meaning set forth in Section 10.1.

1.49 “JHU License” shall have the meaning set forth in the definition of Existing License Agreements.

1.50 “Joint Invention” shall mean any Invention made jointly by employees or agents of both Curis and Genentech.

1.51 “Joint Patents” shall have the meaning set forth in Section 10.1.

1.52 “Joint Steering Committee” or “JSC” shall mean the committee formed pursuant to Section 2.2.

1.53 “Know-How Product” shall mean any formulation of a Compound, which formulation is not a Valid Claim Product.

1.54 “Lead Product” shall mean any Product that, after reasonable evaluation by the JSC pursuant to Section 3.2 using mutually agreed upon criteria, has been selected by the JSC for clinical development.

1.55 “License Fee” shall have the meaning set forth in Section 8.2.

1.56 “License Field” shall mean [**].

1.57 “Limited Field” shall mean [**].

1.58 “Major Market” shall mean (a) with respect to the License Field, the United States of America, the United Kingdom, Germany, France, Spain, Italy and Japan and (b) with respect to the BCC Field, the United States of America, the United Kingdom, Germany, France, Spain, Italy and Australia.

1.59 “Materials” shall have the meaning set forth in Section 3.1.

1.60 “Milestone Payments” shall have the meaning set forth in Section 8.4.

1.61 “Modified Product” shall mean any Product that either:

(a) does not contain any Compound that was created, developed or in-licensed by Curis, but contains one or more Compounds created, developed or in-licensed (other than from Curis) by Genentech; or

(b) contains a Compound that is [**] a Compound [**] under U.S. patent law, [**].

1.62 “NDA” shall mean a New Drug Application or BLA, as applicable, or an equivalent application filed with the FDA, or the equivalent community application filed in the European Union, or the equivalent application filed as a national application in any other country or regulatory jurisdiction.

1.63 “Net Sales” shall mean, with respect to a given period of time, the gross amount invoiced by a Party and its Affiliates and sublicensees for sales of Lead Products, Collaboration Products or Curis Products, as applicable, during such period, less the following deductions from such gross amounts as allocable to such Lead Products, Collaboration Products or Curis Products (if not previously deducted from the amount invoiced) to the extent actually incurred, allowed or taken:

(a) credits or allowances granted for damaged Lead Products, Collaboration Products or Curis Products, as applicable, returns or rejections of Lead Products, Collaboration Products or Curis Products, as applicable, price adjustments and billing errors;

(b) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(c) normal and customary trade, and quantity discounts, allowances and credits allowed or paid;

(d) commissions paid to Third Party distributors, brokers or agents (excluding sales personnel, sales representatives and sales agents that are employees or consultants of a Party or its Affiliates or sublicensees) in countries outside the United States in which such commissions are paid by deducting such commissions from the gross sales invoiced for sales to such Third Parties;

(e) transportation costs, including insurance, for outbound freight related to delivery of the product; and

(f) sales taxes, VAT taxes and other taxes directly linked to the sales of the product.

Sales between or among a Party and its Affiliates and sublicensees shall be excluded from the computation of Net Sales, but the subsequent final sales to Third Parties by such Affiliates or sublicensees shall be included with Net Sales; provided however, that if such Affiliates or sublicensees are the end users of such Product, the amount billed therefore shall be deemed to be the amount that would be invoiced to a Third Party in an arm’s-length transaction for the sale of such products.

In the event a Lead Product, Collaboration Product or Curis Product is sold in combination with one or more other active pharmaceutical ingredients (a “Combination”), then Net Sales shall be calculated by multiplying the Net Sales of that Combination by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the Combination. In the event that no such separate sales are made, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the Combination by the fraction C/(C+D), where C is the fully allocated cost of the Lead Product, Collaboration Product or Curis Product and D is the fully allocated cost of the other active pharmaceutical ingredient(s) in the Combination.

1.64 “Operating Profits (Losses)” shall have the meaning set forth in Schedule 4.2.

1.65 “Phase I Clinical Trials” shall mean the initial trials in the Territory on a limited number of normal volunteers or patients that are designed to establish that a drug is safe for its intended use and to support its continued testing in Phase II Clinical Trials.

1.66 “Phase II Clinical Trials” shall mean those trials in the Territory on a limited number of patients that are designed to establish the safety and biological activity of a drug for its intended use and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed.

1.67 “Phase II/III Clinical Trials” shall mean those trials in the Territory designed to address the same matters addressed by a Phase II Clinical Trials as well as to generate additional data related to dosing and the effect of the relevant therapy on a limited number of patients.

1.68 “Phase III Clinical Trials” shall mean those pivotal trials in the Territory of a drug on sufficient numbers of patients to establish the safety and efficacy of such drug for the desired claims and indications.

1.69 “Product” shall mean any Know-How Product or Valid Claim Product.

1.70 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of the United States or European Union or any country, federal, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.

1.71 “Research Plan” shall have the meaning set forth in Section 3.1.

1.72 “Royalty Term” shall mean:

(a) in the case of a Lead Product, the period beginning on the first commercial sale of such Lead Product and ending, on a Compound-by-Compound and country-by-country basis, upon (a) in the case of a Valid Claim Product, the expiration of the last to expire patent containing a Valid Claim in the Curis Patents or Joint Patents (excluding the Genentech Patents) in such country or (b) in the case of a Know-How Product, [**] years from the date of first sale; and

(b) in the case of a Curis Product, the period beginning on the first commercial sale of such Curis Product and ending, on a Compound-by-Compound and country-by-country basis, upon (a) in the case of a Valid Claim Product, the expiration of the last to expire patent containing a Valid Claim in the Genentech Patents or Joint Patents (excluding the Curis Collaboration Patents) in such country or (b) in the case of a Know-How Product, [**] years from the date of first sale.

1.73 “Small Molecule Compound” shall have the meaning set forth in the definition of Compound.

1.74 “Stock Purchase Agreement” shall mean that certain stock purchase agreement between the Parties to be entered into concurrently herewith, in substantially the form attached hereto as Exhibit A.

1.75 “Systemic Delivery” shall include, but not be limited to, [**] delivery.

1.76 “Term” shall have the meaning set forth in Section 13.1.

1.77 “Territory” shall mean the entire world.

1.78 “Third Party” shall mean any entity other than Curis or Genentech or an Affiliate of Curis or Genentech.

1.79 “Upfront Fee” shall have the meaning set forth in Section 8.1.

1.80 “Valid Claim” shall mean a claim of an unexpired issued patent, which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealable or unappealed within the time allowed for appeal or which has not been admitted to be invalid or unenforceable through reexamination, reissue, disclaimer, or otherwise.

1.81 “Valid Claim Product” shall mean any formulation of a Compound for which (i) the manufacture, use or sale, but for the licenses granted to Genentech hereunder, would infringe a Valid Claim of the Curis Patents, Genentech Patents (other than Existing Genentech Patent Rights) or Joint Patents or (ii) the method of identification of which or the method of identification of the utility of which is covered by a Valid Claim of the Curis Patents, Genentech Patents (other than Existing Genentech Patent Rights) or Joint Patents.

2. CONDUCT OF COLLABORATION; GOVERNANCE

2.1 Objective. Subject to the terms and conditions of this Agreement, Curis and Genentech shall use commercially reasonable efforts, in accordance with standard industry practice, to conduct collaborative research activities with the goal of developing and commercializing one or more Compounds in the License Field as quickly as reasonably possible.

2.2 Joint Steering Committee. Promptly after the Effective Date, the Parties will form a Joint Steering Committee (the “JSC”) composed of an equal number of employees of each of Curis and Genentech, but in no event to exceed four (4) members from each Party. The JSC shall determine the specific goals for the Collaboration, shall manage the ongoing research conducted under the Collaboration in accordance with the Research Plan, shall monitor the progress and results of such work, and shall oversee and coordinate the development and commercialization of Compounds (other than Collaboration Products); provided, however, that the JSC shall not have decision-making authority with respect to the development and commercialization of Collaboration Products, which shall be governed by the CSC. The presence of at least one (1) representative of each Party shall constitute a quorum for the conduct of any JSC meeting. All decisions of the JSC shall require unanimous approval, with the representatives of each Party collectively having one (1) vote, provided in the event of a deadlock, the issue shall be referred to the Chief Executive Officer of Curis and the Senior Vice

President of Research of Genentech, or their respective designees, who shall promptly meet and attempt in good faith to resolve such issue within thirty (30) days. If such executives cannot resolve such matter, then Genentech shall have final decision-making authority with regard to decisions regarding the Collaboration (including, without limitation, the JSC’s designation of a Compound as either a Lead Product or Excluded Product); provided, however, that in no event shall Genentech have the right or power to take any of the following actions without the approval of Curis’ representatives on the JSC:

(a) approve the initial Research Plan (an outline of which has been agreed upon by the Parties as of the Effective Date);

(b) amend or modify this Agreement or the Research Plan;

(c) resolve any such matter in a manner that conflicts with the provisions of this Agreement (including, without limitation, the Research Plan);

(d) make any decision with respect to the development or commercialization of Curis Products; or

(e) make any decision with respect to the prosecution, maintenance, defense or enforcement of any Curis Patents.

The JSC shall meet at such frequency as the JSC agrees, except that, until the filing of the first IND for a Lead Product utilizing Systemic Delivery in a Major Market, the JSC shall meet on at least a quarterly basis. Meetings of the JSC, and JSC dispute resolution meetings between Curis’ Chief Executive Officer and Genentech’s Senior Vice President of Research (or their designees), may be conducted by videoconference, teleconference or in person, as agreed by the Parties, and the Parties shall agree upon the time and place of meetings. A reasonable number of additional representatives of a Party may attend meetings of the JSC in a non-voting capacity. The JSC shall exist for so long as either any work is being conducted under the Research Plan or any Compound is being developed or commercialized by Genentech, Curis, or any of their respective Affiliate(s) or sublicensee(s) in any Major Market.

The JSC shall also be responsible for designating one or more representatives of each Party with expertise in patent law (which individuals need not be members of the JSC) to oversee intellectual property matters relating to the Collaboration, subject to the provisions of Article 10, and such patent committee shall coordinate with and report to the JSC.

2.3 Co-Development Steering Committee. Promptly following the JSC’s designation pursuant to Section 3.2 of the first Collaboration Product, the Parties will form a Co-Development Steering Committee (the “CSC”) for such Collaboration Product and any subsequent Collaboration Product(s). The CSC will be composed of an equal number of representatives from both Curis and Genentech. The CSC shall meet within thirty (30) days of such designation of the first Collaboration Product and shall be responsible for managing research and development activities conducted in furtherance of the Co-Development Plan and monitoring the progress and results of such work. The CSC shall also be responsible for creating a finance subcommittee with individuals with expertise in the areas of accounting, financial planning, financing reporting, cost allocations and financial audits (which individuals need not be members of the CSC), and such finance committee shall coordinate with and report to the CSC. The presence of at least one (1) representative of each Party shall constitute a quorum for the conduct of any CSC meeting. All decisions of the CSC shall require unanimous approval, with the representatives of each Party collectively having one (1) vote, provided in the event of a deadlock, the issue shall be referred to the Chief Executive Officer of Curis and the Chief Medical Officer of Genentech, or their respective designees, who shall promptly meet and attempt in good faith to resolve such issue within thirty (30) days. If such executives cannot resolve such matter, then Genentech shall have final decision-making authority with regard to decisions regarding the development and the commercialization of Collaboration Products; provided, however, that in no event shall Genentech have the right or power, without the approval of Curis’ representatives on the CSC, to approve any modification, or series of modifications, to any Co-Development Plan or Co-Development Budget, which modification(s) would increase the expenses to be borne by Curis by more than [**] percent ([**]%) of the expenses Curis was obligated to bear in connection with the unmodified Co-Development Plan or Co-Development Budget, as applicable. The CSC shall meet on a quarterly basis or at such other frequency as the CSC agrees. Meetings of the CSC, and CSC dispute resolution meetings between Curis’ Chief Executive Officer and Genentech’s Chief Medical Officer (or their designees), may be conducted by videoconference, teleconference or in person, as agreed by the Parties, and the Parties shall agree upon the time and place of meetings. A reasonable number of additional representatives of a Party may attend meetings of the CSC in a non-voting capacity.

2.4 Product Prioritization. The Parties acknowledge and agree that Genentech (or the JSC as a whole) may, in good faith, prioritize the development of certain Compounds over the development of other Compounds as a result of such factors as product performance, safety and tolerability, dosing convenience, route of administration, ease and expense of manufacturing, regulatory approval prospects, the competitive landscape, economic factors and potential channel conflicts with other Compounds or products. The Parties further acknowledge and agree that (i) for some indications, one Compound Class may have greater utility than the other Compound Class, and (ii) for some indications, the greatest utility may be maintained through the use of Compounds from both Compound Classes. Notwithstanding the foregoing, the Parties will use commercially reasonable efforts to explore the utility and market potential of Compounds from both Compound Classes for indications in the License Field.

3. RESEARCH PROGRAM; DESIGNATION AND DEVELOPMENT OF LEAD PRODUCTS

3.1 Research Plan. Within sixty (60) days following its formation, the JSC will develop and approve a written research plan setting forth the research obligations of each of the Parties under the Collaboration until the filing of the first IND for a Lead Product utilizing Systemic Delivery in a Major Market or the earlier termination of this Agreement in accordance with Article 13 hereof (the “Research Plan”), which will be deemed a part of, and is hereby incorporated by reference in, this Agreement. The Parties anticipate that the Research Plan will include the research responsibilities of Curis set forth in the research program outline agreed upon by the Parties as of the Effective Date. The Research Plan will also include a detailed list of the materials to be provided by Curis to Genentech (the “Materials”), which may include, without limitation, Compound samples, assays, reagents, cell lines and relevant animal models. Curis and Genentech will each conduct research in accordance with the Research Plan, as it may be amended from time to time upon unanimous approval of the JSC, or as reasonably directed by the JSC, subject to the provisions of Section 2.2. Curis shall use commercially reasonable and diligent efforts to advance and complete the foregoing research in a timely manner. In furtherance of that obligation, Curis will assign no fewer than 8 FTE’s approved by the JSC (such approval not to be unreasonably withheld or delayed) for a period of no less than 2 years following the Effective Date (unless this Agreement is earlier terminated) to complete the tasks described above. The Parties agree that up to 4 of such FTE’s assigned to the research may be Evotec OAI employees. If and to the extent that Genentech wishes to have more than 4 of such FTE’s be Evotec OAI employees, Genentech shall be responsible for the FTE costs charged by Evotec OAI with respect to the number of Evotec OAI FTE’s that is in excess of 4. Curis shall cause the Evotec Agreement to be renewed until at least April 30, 2005 and during such time shall not, without the prior written consent of Genentech, amend the Evotec Agreement in a manner that would diminish the rights granted to Genentech hereunder or otherwise be detrimental to Genentech.

3.2 Designation of Lead Products. The JSC will assess each Compound and designate, in writing, which will be designated as Lead Products. Any designation of a Lead Product will also specify the indications for which the Parties intend to develop such Lead Product. If the JSC designates any such Lead Product for development in the BCC Field or the Hair Growth Prevention Field, such Lead Product shall be deemed a “Collaboration Product” for purposes of this Agreement. The Parties agree that the JSC shall make Lead Product determinations in a reasonable period of time following presentation to the JSC of data concerning each such Product sufficient to support making such determination. The Parties anticipate that Lead Products will meet, without limitation, the criteria set forth in Schedule 3.2.

3.3 Genentech Development and Commercialization Responsibilities. The following provisions shall apply to the development and commercialization of Lead Products other than Collaboration Products:

(a) Clinical Development Responsibilities. Genentech or its sublicensees will be responsible for the clinical development of such Lead Products and will bear all associated costs. In addition, if required for IND filing, Genentech and/or its sublicensees will be responsible for conducting pharmacokinetics, toxicology or other IND-enabling studies with respect to such Lead Products. Genentech will use commercially reasonable efforts to develop and to obtain Regulatory Approval of such Lead Products in the Major Markets and such other markets as Genentech deems advisable in accordance with generally accepted practices in the pharmaceutical industry.

(b) Regulatory Affairs. Genentech and/or its sublicensee(s) shall be responsible for all interactions with regulatory authorities in the Territory with respect to such Lead Products and will bear the associated costs, and, subject to Genentech’s payment obligations herein, shall own any IND and NDA filings made with respect to such Lead Products. Genentech shall regularly (and on at least a semi-annual basis) provide Curis, via the JSC or CSC, as applicable, with an update describing the progress made to date towards obtaining Regulatory Approval of any such Lead Product(s) and the plans for achieving such Regulatory Approval(s) in the future.

(c) Manufacturing and Supply. Genentech and/or its sublicensee(s) shall be responsible for, and shall bear all associated costs of, manufacturing all preclinical, clinical and commercial forms of such Lead Products, including the bulk drug substance and finished drug product forms thereof. Genentech shall keep Curis reasonably informed of manufacturing and supply related activity.

(d) Formulation. Genentech and/or its sublicensee(s) shall be responsible for formulating such Lead Products and shall bear all associated costs.

(e) Sales and Marketing. Genentech and/or its sublicensee(s) shall be responsible for all sales and marketing activities, and all other commercialization requirements, related to such Lead Products and shall bear all associated costs. Genentech and/or its sublicensee(s) shall keep Curis reasonably informed of sales and marketing related activity. Genentech and/or its sublicensee(s) shall use commercially reasonable efforts, in accordance with generally accepted practices in the pharmaceutical industry, to maximize Net Sales of Lead Products in each country where such Lead Products have obtained Regulatory Approval for the sale of such Lead Products.

4. CO-DEVELOPMENT OF COLLABORATION PRODUCTS

4.1 Co-Development Plan and Budget. Promptly following the designation of any Collaboration Product, Genentech (in the case of a Collaboration Product to be developed in the BCC Field (a “BCC Product”)) or Curis (in the case of a Collaboration Product to be developed in the Hair Growth Prevention Field (a “Hair Growth Prevention Product”)) shall, with input from the other Party, prepare a comprehensive development plan for such Collaboration Product (a “Co-Development Plan”) designed to generate the preclinical, clinical and regulatory information required for filing a U.S. IND application and a U.S. NDA. The Party that is primarily responsible for preparing a particular Co-Development Plan under the preceding sentence shall be considered the “Proposing Party” for purposes of this Article 4. The Co-Development Plan shall describe in detail the development activities to be performed by each Party with respect to such Collaboration Product, as well as criteria that must be met by the Collaboration Product at each stage of development. For purposes of clarification, upon CSC approval, the Co-Development Plan may include development activities with respect to indications in the License Field that are in addition to the BCC Field or the Hair Growth Prevention Field, as applicable. Each Co-Development Plan shall also include a budget of projected Development Costs for each calendar year with respect to the applicable Collaboration Product (a “Co-Development Budget”). The Co-Development Plan and Co-Development Budget shall be prepared within ninety (90) days of the initial meeting of the CSC with respect to the applicable Collaboration Product (or as otherwise mutually agreed by the Parties). The Co-Development Budget for a Collaboration Product for a given calendar year shall constitute the maximum Development Costs to be incurred by either Party under the Co-Development Plan in such calendar year, unless a modification to such budget is approved by the CSC.

4.2 Collaboration Products.

(a) BCC Products. The Parties agree that BCC Products may be developed in one of two ways pursuant to this Agreement. In Curis’ sole discretion, each BCC

Product may be (i) re-designated as Lead Product, whereupon it will cease to be a Collaboration Product for purposes of this Agreement and will instead be developed by Genentech in accordance with Article 3 of this Agreement, or (ii) co-developed by the Parties as a Collaboration Product in accordance with this Article 4. Within thirty (30) days of finalization of the applicable Co-Development Plan and Co-Development Budget, Curis will notify Genentech in writing as to which of the preceding development methods Curis has chosen, and if Curis elects to co-develop a BCC Product as described in the preceding clause (ii), such notice shall also specify the percentage (not to exceed fifty percent (50%)) of Development Costs for BCC and any subsequent indications approved by the CSC for such Collaboration Product that Curis will bear (the “BCC Cost Sharing Ratio”). In the event Curis notifies Genentech that a Collaboration Product will be re-designated as a Lead Product, the CSC formed in connection with such Collaboration Product shall be dissolved, unless, and until such time as, another Collaboration Product has been designated. In the event Curis notifies Genentech that a Collaboration Product will be co-developed by the Parties under this Article 4, the CSC shall in good faith further elaborate and refine the Co-Development Plan (as necessary) to describe in detail the manner in which Operating Profits (Losses) (including, without limitation, Development Costs) with respect to such Collaboration Product in the Co-Development Territory will be reported, calculated and shared by the Parties, which description shall include and be consistent with the principles set forth in Schedule 4.2 hereto and shall be completed within sixty (60) days following Curis’ notice of its desire to co-develop such Collaboration Product. Each such further elaborated and refined Co-Development Plan shall be deemed a part of, and is hereby incorporated by reference in, this Agreement.

(b) Hair Growth Prevention Products. The Parties agree that Hair Growth Prevention Products may be developed in one of two ways pursuant to this Agreement. In Genentech’s sole discretion, each Hair Growth Prevention Product may be (i) designated as a Curis Product, whereupon it will cease to be a Collaboration Product for purposes of this Agreement and will instead be developed by Curis in accordance with Article 6 of this Agreement, or (ii) co-developed by the Parties as a Collaboration Product in accordance with this Article 4. Within thirty (30) days of finalization of the applicable Co-Development Plan and Co-Development Budget, Genentech will notify Curis in writing as to which of the preceding development methods Genentech has chosen, and if Genentech elects to co-develop the Hair Growth Prevention Product as described in the preceding clause (ii), such notice shall also specify the percentage (not to exceed [**] percent ([**]%), unless otherwise agreed by Curis) of Development Costs for Hair Growth Prevention and any subsequent indications approved by the CSC for such Collaboration Product that Genentech will bear (the “Hair Growth Prevention Cost Sharing Ratio”). In the event Genentech notifies Curis that a Hair Growth Prevention Product will be designated as a Curis Product, the CSC formed in connection with such Collaboration Product shall be dissolved, unless, and until such time as, another Collaboration Product has been designated. In the event Genentech notifies Curis that a Collaboration Product will be co-developed by the Parties under this Article 4, the CSC shall in good faith further elaborate and refine the Co-Development Plan (as necessary) to describe in detail the manner in which Operating Profits (Losses) (including, without limitation, Development Costs) with respect to such Collaboration Product in the Co-Development Territory (unless otherwise agreed by the Parties) will be reported, calculated and shared by the Parties, which description shall include and be consistent with the principles set forth in Schedule 4.2 hereto and shall be completed within sixty (60) days following Genentech’s notice of its desire to co-develop such Collaboration Product. Each such further elaborated and refined Co-Development Plan shall be deemed a part of, and is hereby incorporated by reference in, this Agreement.

4.3 Sharing of Operating Profits (Losses).

(a) Except as set forth in Section 4.3(b) below, all Operating Profits (Losses) from each Collaboration Product developed pursuant to this Article 4 will be shared by the Parties in accordance with the applicable Cost Sharing Ratio for such Collaboration Product (e.g., if Curis bears 35% of Development Costs for such Collaboration Product, then Operating Profits (Losses) for such Collaboration Product will be allocated 35% to Curis and 65% to Genentech). The Parties agree to maintain records in sufficient detail to calculate and confirm all elements of Operating Profits (Losses). Except as otherwise provided in Section 4.3(b), the Parties’ obligation to share Operating Profits (Losses) with respect to each Collaboration Product shall continue for so long as the Parties are selling such Collaboration Product in the Co-Development Territory.

(b) On a Collaboration Product-by-Collaboration Product basis, Curis (in the case of a BCC Product) or Genentech (in the case of a Hair Growth Prevention Product) shall have the right to terminate its obligation to fund the percentage of Development Costs determined by the applicable Cost Sharing Ratio for a Collaboration Product at any time, including, but not limited to, in the event such Party is unable to meet its obligation to fund such costs. A Party’s decision to terminate co-development of a Collaboration Product will have no effect on that Party’s right to co-develop (or continue to co-develop) any other Collaboration Product. Effective upon the other Party’s receipt of written notice from the terminating Party that the terminating Party has elected to terminate co-development with respect to a Collaboration Product, such Collaboration Product will be deemed re-designated as a Lead Product (if Curis is the terminating Party) or a Curis Product (if Genentech is the terminating Party) for purposes of this Agreement, including, without limitation, for the purposes of Article 8, and the obligation of the Parties to share Operating Profits (Losses) with respect thereto shall cease; provided, however, that no retroactive milestone payments shall be due to Curis with respect to such former Collaboration Product for any milestones that occurred prior to or within three (3) months following the date that Curis elected to elected to terminate co-development of such Collaboration Product. From and after re-designation of a Collaboration Product as a Lead Product or Curis Product pursuant to this Section 4.3(b), such Lead Product or Curis Product shall no longer be eligible for designation as a Collaboration Product hereunder.

4.4 Co-Development Responsibilities. To the extent that a Collaboration Product will be co-developed by the Parties under this Article 4, the Parties will undertake the applicable Co-Development Plan. The Parties anticipate that each Party will take the lead in the areas of its expertise as directed by the CSC. All activities in connection with the development of such Collaboration Product will be performed in accordance with the Co-Development Plan and Co-Development Budget or as otherwise directed by the CSC. Except as otherwise expressly set forth herein, Genentech shall have the sole and final decision-making authority with respect to development and commercialization of, and the nature and timing of all regulatory filings for, each Collaboration Product.

5. TECHNOLOGY TRANSFER; THIRD PARTY LICENSORS

5.1 Transfer of Materials. As soon as reasonably practicable following the Effective Date, Curis will provide the Materials to Genentech, at no cost to Genentech. Genentech will use the Materials solely for the Collaboration. Genentech shall not sell, transfer, disclose or otherwise provide access to the Materials, any proprietary Curis method or process embodied therein, or any material that could not have been made but for the foregoing, to any person or entity without the prior written consent of Curis, except that Genentech may allow access to the Materials to its employees, agents, sublicensees, Affiliates or subcontractors for purposes consistent with this Agreement. Genentech will take reasonable steps to ensure that such employees, agents and permitted subcontractors will use the Materials in a manner that is consistent with the terms of this Agreement. Genentech understands that the Materials may have unpredictable and unknown biological and/or chemical properties, and that they are to be used with caution. Genentech will use the Materials in compliance with all applicable laws and regulations. For purposes of clarification, Genentech acknowledges and agrees that Curis shall have the right to retain stocks of the Materials (a) for its own use outside the scope of this Agreement and/or (b) for its internal use in connection with research within the scope of this Agreement.

5.2 IND Transfer. As of the Effective Date, Curis hereby transfers and assigns to Genentech all Curis’ right, title and interest in and to United States IND application entitled “CUR-61414 for the Treatment of Basal Cell Carcinoma.” Within a reasonable period of time following the Effective Date, Curis shall take such actions and execute such documents as may be reasonably required to effectuate such transfer and assignment, at Genentech’s expense. Curis will provide to Genentech copies of all regulatory correspondence related thereto.

5.3 Transfer of Data. As soon as reasonably practicable following the Effective Date, Curis will disclose to Genentech for use in connection with the Collaboration all chemical structures, pre-clinical data and reports (e.g., PK, ADME, toxicology, etc.) on the Compounds, to the extent in the possession and Control of Curis.

5.4 Existing License Agreements. Genentech agrees to use reasonable efforts to assist Curis in complying with Curis’ obligations under the Existing License Agreements, including but not limited to record keeping with respect to Lead Products and Collaboration Products sold, provisions for patent infringement by Third Parties and patent marking requirements. Curis shall be responsible for required communications with the Existing Licensors with respect to diligence obligations under the Existing License Agreements. Curis shall not, without the prior written consent of Genentech, amend any Existing License Agreement in a manner that would diminish the rights granted to Genentech hereunder or otherwise be detrimental to Genentech. Genentech agrees that, to the extent Genentech is a sublicensee of Curis’ rights under the 1996 Stanford License, Genentech shall be subject to the provisions set forth in Articles 8, 9 and 10 of the 1996 Stanford License that apply to Curis, and that to the extent Genentech is a sublicensee of Curis’ rights under the JHU License, Genentech shall be subject to the provisions set forth in Articles 8, 9, 10 and 12 of the JHU License for the benefit of The Johns Hopkins University, the Howard Hughes Medical Institute and the University of Washington.

5.5 Research Materials. Genentech acknowledges and agrees that the Existing Licensors retain certain rights under the Existing License Agreements. To the extent an Existing Licensor requests, for research purposes, samples of Materials licensed to Curis pursuant to an Existing License Agreement, Genentech agrees to provide such Materials on Curis’ behalf to the Existing Licensor or its designee to the extent that Genentech has sufficient quantities of such Materials and Curis does not. Genentech’s obligation pursuant to this Section 5.5 shall be limited to the provision of reasonable quantities of Materials. Curis agrees to reimburse Genentech for the direct cost of such Materials within ninety (90) days of receipt of written invoice for Materials Genentech has provided pursuant to this Section.

6. CURIS DEVELOPMENT RIGHTS

6.1 Development of Compounds Other Than Lead Products.

(a) In the event that Curis wishes to pursue pre-clinical and clinical development of any Compound other than a Lead Product in one or more indications in the Limited Field, then, provided that human pharmaceutical products for use in such indication(s) are not then the subject of Active R&D by Genentech, Curis, working together with Genentech, may develop and propose to the JSC a development plan (each, a “Curis Plan”) for such Compound for such indication(s). Within [**] days of delivery of such Curis Plan to Genentech in accordance with Section 16.1, Genentech shall notify Curis in writing as to whether Genentech will pursue the development of such Compound as a Lead Product. If Genentech timely provides Curis with written notice of its election to undertake the development of such Compound, such Compound will be designated as a Lead Product and be developed in accordance with the development plan approved by the JSC and this Agreement. Alternatively, if a Curis Plan provides for development of a Compound in the Hair Growth Prevention Field, such Compound may, at Genentech’s option, be developed as a “Collaboration Product” (instead of a Lead Product) for purposes of this Agreement in accordance with the provisions of Article 4.

(b) If Genentech decides not to pursue development of a Compound proposed for development pursuant to Section 6.1(a) as a Lead Product, or fails to respond in writing within such [**] day period, Curis may pursue development of such Compound for the indication(s) set forth in the Curis Plan on its own, whereupon any formulation of such Compound will be deemed a “Curis Product” for purposes of this Agreement. Thereafter, Curis may independently conduct preclinical and clinical development of such Curis Product, or Curis may license a Third Party sublicensee reasonably acceptable to Genentech (such acceptance not to be unreasonably withheld or delayed) to conduct such development according to a development plan and other terms and conditions (including appropriate compensation to Genentech) as are mutually agreed by the Parties, in each case subject to the provisions of this Section 6.1.

(c) With respect to each Curis Product that is designated pursuant to Section 6.1(b) and with respect to which Curis will independently conduct development, the following conditions will apply:

(i) Curis and Genentech will mutually agree on the design of any preclinical studies, Phase I Clinical Trials and Phase II Clinical Trials, and will also agree upon the endpoints for such Phase I Clinical Trials and Phase II Clinical Trials;

(ii) Subject to Section 6.1(c)(iv) below, Curis shall be responsible for conducting all such preclinical studies, Phase I Clinical Trials and Phase II Clinical Trials and shall bear [**]% of the costs thereof. Curis shall keep complete and accurate written records of the direct historical costs of such preclinical studies, Phase I Clinical Trials and Phase II Clinical Trials (including, but not limited to, cost of drug substance and drug product) actually incurred by Curis with respect to such Curis Product (the “Curis Expenses”);

(iii) Curis will notify Genentech in writing of Curis’ requirements for the manufacture of the drug substance and the drug product for the Phase I Clinical Trials and Phase II Clinical Trials and may also solicit offers from Third Party contract manufacturers for such supply. Genentech shall have the right, but not the obligation, to manufacture such drug substance and drug product, such right to be exercised no later than thirty (30) days from receipt of any such Curis notice by Genentech providing a written proposal to Curis setting forth the financial and other material terms upon which Genentech (or its Affiliate) is willing to manufacture such drug substance and drug product; provided, however, the Parties agree that the price to be paid by Curis to Genentech for any such materials shall be [**] percent ([**]%) of Genentech’s Cost of Goods, except that if the price offered to Curis in a bona fide offer of a reputable Third Party contract manufacturer for the same quantity of drug substance and drug product is less than [**] percent ([**]%) of Genentech’s Cost of Goods, then Curis shall have the right to contract with such Third Party, instead of which Genentech, for such manufacture, unless within [**] days of Genentech’s receipt of such Third Party terms, Genentech agrees to match the price offered by such Third Party. Except to the extent Curis is entitled to contract with such Third Party for such manufacture in accordance with the preceding sentence, Curis and Genentech shall negotiate and enter into a definitive manufacturing agreement on commercially reasonable terms within [**] days of the date Genentech submits its manufacturing proposal to Curis.

(iv) Curis shall keep Genentech regularly and fully informed of the results of such preclinical and clinical development activities. Upon Genentech’s written request, and in any event within thirty (30) days following completion of Phase II Clinical Trials of a Curis Product, Curis shall provide Genentech with written documentation of the Curis Expenses incurred by Curis with respect to such Curis Product. At any time prior to the date that is [**] days after disclosure to Genentech of the results of Phase II Clinical Trials of such Curis Product (the “Exercise Period”), Genentech shall have the right either:

(1) to designate such Curis Product as a Lead Product and assume responsibility for further development and commercialization thereof, in which event Genentech shall provide Curis with written notice thereof and shall pay to Curis [**] percent ([**]%) of the Curis Expenses incurred to date for such Curis Product, in each case prior to the end of the Exercise Period; or

(2) to require that Curis cease all further development of such Curis Product, in which event Genentech shall provide Curis with written notice thereof and shall pay to Curis [**] percent ([**]%) of the Curis Expenses incurred to date for such Curis Product, in each case prior to the end of the Exercise Period.

(v) Any Curis Product for which Genentech has exercised its right under Section 6.1(c)(iv)(1) and paid Curis [**] percent ([**]%) of the Curis Expenses as set forth above shall, effective upon such payment, be deemed a Lead Product for purposes of this Agreement, except that Genentech shall not be obligated to pay to Curis any milestone payments hereunder with respect to any milestone event that occurred prior to such exercise and payment. Curis shall transfer to Genentech, and Genentech shall have the right to use, all information generated by Curis with respect to such Lead Product for the indication(s) specified in the applicable Curis Plan, and Genentech shall bear all costs of, and shall have exclusive rights and control over, further clinical development, regulatory affairs, and commercialization of such Lead Product in such indication(s) in the Territory in accordance with this Agreement.

(vi) If Genentech exercises its right under Section 6.1(c)(iv)(2) with respect to a Curis Product and pays Curis [**] percent ([**]%) of the Curis Expenses as set forth above shall, then neither Party shall thereafter have any right or license to develop or commercialize such Curis Product.

(vii) If the Exercise Period with respect to a Curis Product expires without Genentech having exercised its right under either Section 6.1(c)(iv)(1) or Section 6.1(c)(iv)(2), then Genentech shall have no further right to cause such Curis Product to be designated a Lead Product or to require that Curis cease development or commercialization of such Curis Product.

6.2 Commercialization of Curis Products. With respect to any Curis Product as to which Genentech has no further development rights hereunder (including, without limitation, an option to designate it as a Lead Product), Curis will be solely responsible for the manufacture, formulation and commercialization of such Curis Product (either itself or through or in collaboration with a Third Party, but subject to the oversight of the JSC) and shall bear all associated costs. Genentech shall have the right, but not the obligation, to manufacture the drug substance and drug product embodied in each Curis Product, such right to be exercised no later than thirty (30) days following Genentech’s final refusal to participate in the development of such Curis Product by Genentech providing a written proposal to Curis setting forth the financial and other material terms upon which Genentech (or its Affiliate) is willing to manufacture such drug substance and drug product; provided, however, the Parties agree that the price to be paid by Curis to Genentech for any such materials shall be [**] percent ([**]%) of Genentech’s Cost of Goods, except that if the price offered to Curis in a bona fide offer of a reputable Third Party contract manufacturer for the same quantity of drug substance and drug product is less than [**] percent ([**]%) of Genentech’s Cost of Goods, then Curis shall have the right to contract with such Third Party, instead of which Genentech, for such manufacture, unless within ten (10) days of Genentech’s receipt of such Third Party terms, Genentech agrees to match the price offered by such Third Party. Except to the extent Curis is entitled to contract with such Third Party for such manufacture in accordance with the preceding sentence, Curis and Genentech shall negotiate and enter into a definitive manufacturing agreement on commercially reasonable terms within ninety (90) days of the date Genentech submits its manufacturing proposal to Curis. For the avoidance of doubt, as between the Parties, except to the extent Genentech has any further rights hereunder to develop a Curis Product, Curis shall be responsible for all interactions with regulatory authorities in the Territory with respect to such Curis Product and will bear the associated costs. Curis shall own any IND and NDA filings made with respect to each such Curis Product.

7. LICENSE GRANTS

7.1 License Grants to Genentech.

(a) Research License. Subject to the terms of this Agreement and subject to the rights of Existing Licensors under the Existing License Agreements, Curis hereby grants to Genentech an exclusive, royalty-free, worldwide right and license, during the Term, with the right to sublicense in accordance with Section 7.1(c), under the Curis Technology and Curis’ interest in Joint Patents to perform Genentech’s obligations under the Research Plan.

(b) Development and Commercialization License for Lead Products and Collaboration Products. Subject to the terms of this Agreement and subject to the rights of Existing Licensors under the Existing License Agreements, Curis hereby grants to Genentech an exclusive, royalty-bearing license, during the Term, with the right to sublicense in accordance with Section 7.1(c), under the Curis Technology and Curis’ interest in Joint Patents to make, have made, use, sell, offer for sale, have sold and import Lead Products and Collaboration Products in the License Field in the Territory.

(c) Sublicensing. Genentech’s right to sublicense its rights under Sections 7.1(a) and 7.1(b) [**], to grant further sublicenses. [**], Genentech hereby assumes responsibility [**], as applicable. Genentech [**] granted by Genentech hereunder [**].

(d) Diligence. In the event that Curis in good faith believes that Genentech is not meeting its diligence obligations as set forth in Section 3.3(a) or 3.3(e) (subject to the provisions of Section 2.4), Curis may provide Genentech with written notice thereof. Within [**] days of such notice, Genentech shall do one of the following: (i) provide Curis with reasonably satisfactory evidence that Genentech is meeting such diligence obligations; (ii) provide Curis with reasonably satisfactory evidence that Genentech has commenced activities sufficient to meet such diligence obligations; or (iii) provide Curis with reasonably satisfactory evidence that it is not commercially reasonable for Genentech to pursue development of the applicable Lead Product or other Compound.

(e) Cessation of Development of Antibody Compounds. If, as a result of development decisions made by Genentech or the JSC, no Antibody Compound is under research or development as part of the Collaboration for a period of [**] months or more and:

(i) Curis has presented Genentech with a development plan containing reasonably satisfactory evidence that a given Antibody Compound may have utility for a certain indication;

(ii) the potential market for a product based on that Antibody Compound approved for such indication is not significant enough to warrant development and commercialization of such product by Genentech (as determined solely by Genentech in good faith); and

(iii) a product based on that Antibody Compound developed for such indication could not reasonably be expected to compete with any Small Molecule Compound (or Product based thereon) then under research, development or commercialization by Genentech pursuant to this Agreement;

then within [**] days of delivery of the development plan described in subsection (i) above, Genentech will either (a) designate such Antibody Compound as a Lead Product and initiate commercially reasonable efforts to develop same or (b) designate such Antibody Compound as a Curis Product and Curis may develop and commercialize such Curis Product in accordance with all of the terms and conditions of the Agreement pertaining to Curis Products, including, without limitation, Section 6.1 and Section 7.2(c).

7.2 License Grants to Curis.

(a) Research License. Subject to the terms of this Agreement, Genentech hereby: (i) grants to Curis a non-exclusive, worldwide, royalty-free license during the Term, [**], under the Genentech Technology, to perform Curis’ obligations under the Research Plan; and (ii) grants back to Curis a non-exclusive, worldwide, royalty-free license during the Term, [**], under the rights licensed to Genentech under Section 7.1(a), to perform Curis’ obligations under the Research Plan.

(b) Development License for Lead Products and Collaboration Products. Subject to the terms of this Agreement, Genentech hereby: (i) grants to Curis a non-exclusive, worldwide, royalty-free license during the Term, [**], under the Genentech Technology, to perform Curis’ development obligations with respect to Lead Products under this Agreement and with respect to Collaboration Products under all applicable Co-Development Plans; and (ii) grants back to Curis a non-exclusive, worldwide, royalty-free license during the Term, [**], under the rights licensed to Genentech under Section 7.1(b), to perform Curis’ development obligations with respect to Lead Products under this Agreement and with respect to Collaboration Products under all applicable Co-Development Plans.

(c) Development and Commercialization License for Curis Products. Subject to the terms of this Agreement (including, without limitation, Section 6.1), Genentech hereby:

(i) grants to Curis an exclusive (except as set forth below), royalty-bearing license during the Term, [**], under the Genentech Technology and Genentech’s interest in the Joint Patents, to develop Curis Products in accordance with the applicable JSC-approved Curis Plan and to make, have made, use, sell, offer for sale, have sold and import such Curis Product in the License Field in the Territory; provided, however, that Curis shall not have any right or license under this Section 7.2(c) with respect to [**]; and

(ii) grants back to Curis an exclusive (except as set forth below), royalty-free license during the Term, [**], under the Curis Technology and the Joint Patents, to develop Curis Products in accordance with the applicable JSC-approved Curis Plan and to make, have made, use, sell, offer for sale, have sold and import such Curis Product in the License Field in the Territory.

Notwithstanding the foregoing, the license granted under this Section 7.2(c) shall terminate with respect to a Curis Product upon the earlier of (A) designation of such Curis Product as a Lead Product or a Collaboration Product or (B) Genentech’s exercise of its right to require Curis to cease development and commercialization of such Curis Product in accordance with Section 6.1(c)(iv)(2). In addition, the exclusivity of the foregoing license shall be subject to Genentech’s retained rights under the Genentech Technology, the Curis Technology and the Joint Patents to perform its manufacturing rights under any manufacturing agreement entered into by Curis and Genentech in accordance with Section 6.1(c)(iii).

(d) Subcontracting. The Parties agree that Curis shall have the right to subcontract one or more of its obligations under the Research Plan or any Co-Development Plan, provided that Curis shall be responsible for the performance of such subcontractors to the same extent as if Curis were itself performing the subcontracted activity and shall guarantee the compliance of such subcontractors with the provisions of this Agreement, including, without limitation, Sections 12.1 through 12.4.

7.3 Retained Rights. Curis hereby expressly reserves the right to practice, and to grant licenses under, the Curis Technology and the Joint Patents for any and all purposes other than [**]. Genentech hereby expressly reserves the right to practice, and to grant licenses under, the Genentech Technology and the Joint Patents for any and all purposes other than the purposes for which Curis has been granted an exclusive license under Section 7.2.

7.4 No Implied Licenses. No right or license under any intellectual property rights of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

8. FEES AND PAYMENTS

8.1 Upfront Fee. In partial consideration of the rights and licenses granted hereunder with respect to Small Molecule Compounds, Genentech shall pay to Curis a one-time, non-refundable fee (the “Upfront Fee”) of five million dollars ($5,000,000) within thirty (30) days of the Effective Date.

8.2 Annual License Fee. Within thirty (30) days of each of the first and second anniversaries of the Effective Date, provided that Curis has used commercially reasonable efforts to meet its obligations under Section 3.1 during the first or second twelve (12) month period of this Agreement, as applicable, Genentech shall pay to Curis an annual license fee (each a “License Fee”) of two million dollars ($2,000,000), for an aggregate of four million dollars ($4,000,000) in License Fees. Termination of this Agreement by Genentech effective twelve (12) months or more after the Effective Date pursuant to Section 13.2 hereof will not terminate Genentech’s obligation to pay the first License Fee required by this Section 8.2. In addition, if Genentech provides notice to Curis of the termination of this Agreement pursuant to Section 13.2 with one hundred eighty (180) or fewer days remaining in the second twelve (12) month period of this Agreement, Genentech shall pay the second License Fee on or before its scheduled due date.

8.3 Equity Investment. In partial consideration of the rights and licenses granted hereunder with respect to Antibody Compounds, within thirty (30) days of the Effective Date, Genentech shall purchase three million five hundred thousand dollars ($3,500,000) of Curis common stock, at a price per share equal to the average of the daily closing prices for the Curis common stock for the thirty (30) consecutive trading days immediately preceding the Effective Date, and otherwise on the terms set forth in the Stock Purchase Agreement.

8.4 Milestone Payments. Within thirty (30) days after achievement by Genentech or its sublicensees of each of the following milestones solely with respect to the first Small Molecule Compound or the first Antibody Compound to achieve the first occurrence of each event set forth below for those first Compounds, Genentech shall pay Curis the following non-refundable milestone payments (the “Milestone Payments”):

(a) Small Molecule Compounds.

Milestone Event for Products Based on Small Molecule Compounds	Payment Amount
Filing of an IND in any Major Market for the treatment or prevention of any human cancer, including, but not limited to, BCC		$3,000,000
Filing of an IND in any Major Market for the treatment or prevention of any indication other than treatment or prevention of a human cancer (e.g., age-related macular degeneration or inflammatory conditions)		$3,000,000

First administration of the Compound in a patient enrolled in the first Phase II Clinical Trial for:
BCC		$3,000,000
First non-BCC solid tumor indication		$3,000,000
Second non-BCC solid tumor indication		$3,000,000

First administration of the Compound in a patient enrolled in the first Phase III or Phase II/III Clinical Trial for:
BCC		$6,000,000
[**]	$	[**]
[**]	$	[**]

First NDA filed and accepted by the FDA or foreign equivalent agency in:
United States		$8,000,000
Major Market in the European Union		$6,000,000
[**]	$	[**]
Australia (for BCC only)		$4,000,000

Approval of an NDA in United States for commercial sale of the Compound for:
BCC		$10,000,000
[**]	$	[**]
[**]	$	[**]

Approval of [**]
[**]	$	[**]
[**]	$	[**]
[**]	$	[**]

Approval of [**]
[**]	$	[**]
[**]	$	[**]

Approval of [**]	$	[**]

(b) Antibody Compounds.

Milestone Event for Products Based on Antibody Compounds	Payment Amount
Filing of [**]	$	[**]

Filing of [**]	$	[**]

First [**]
[**]	$	[**]
[**]	$	[**]
[**]	$	[**]

First [**]:
[**]	$	[**]
[**]	$	[**]
[**]	$	[**]

First [**]
[**]	$	[**]
[**]	$	[**]
[**]	$	[**]
[**]	$	[**]

Approval of [**]
[**]	$	[**]
[**]	$	[**]
[**]	$	[**]

Approval of [**]:
[**]	$	[**]
[**]	$	[**]
[**]	$	[**]

Approval of [**]:
[**]	$	[**]
[**]	$	[**]

Approval of [**]	$	[**]

8.5 Royalties Payable by Genentech.

(a) Royalty Payments on Lead Products.

(i) Except to the extent Section 8.5(a)(ii) applies, Genentech shall pay to Curis the following royalties on worldwide Net Sales of each Lead Product (excluding Collaboration Products and Curis Products), calculated on a Lead Product-by-Lead Product and country-by-country basis:

(1) six percent (6%) of that portion of worldwide annual Net Sales of a Lead Product that is less than or equal to one hundred fifty million dollars ($150,000,000);

(2) [**] percent ([**]%) of that portion of worldwide annual Net Sales of a Lead Product that is in excess of one hundred fifty million dollars ($150,000,000) and less than or equal to [**] dollars ($[**]);

(3) [**] percent ([**]%) of that portion of worldwide annual Net Sales of a Lead Product that is in excess of [**]dollars ($[**]) and less than or equal to six hundred million dollars ($600,000,000); and

(4) eight and one half percent (8.5%) of that portion of worldwide annual Net Sales of a Lead Product that is in excess of six hundred million dollars ($600,000,000).

(ii) With respect to each Lead Product (excluding Collaboration Products and Curis Products) for the treatment of BCC in a topical formulation (and not for Systemic Delivery), Genentech shall pay to Curis the following royalties on Net Sales of such Lead Product:

(1) [**] percent ([**]%) of that portion of annual Net Sales of such Lead Product in the United States that is less than or equal to [**] dollars ($[**]); and

(2) [**] percent ([**]%) of that portion of annual Net Sales of such Lead Product in the United States that is greater than [**] dollars ($[**]).

For purposes of clarification, the royalties described in this Section 8.5(a)(ii) are not due with respect to a Collaboration Product which is co-developed by Curis and Genentech unless such Collaboration Product is re-designated as a Lead Product pursuant to Section 4.2 or 4.3(b).

(iii) With respect to Lead Products (excluding Collaboration Products and Curis Products) in a topical formulation (and not for Systemic Delivery) approved for the treatment of BCC in the Territory (regardless of whether such Lead Products are approved and marketed in the United States as Collaboration Products), [**] percent ([**]%) of annual Net Sales of such Lead Products in all countries of the Territory, excluding the United States.

(b) Royalty Payment Reductions. Each of the following royalty reduction mechanisms shall operate independently, and one or more may apply to a Lead Product.

(i) Genentech’s total royalty obligation to Curis with respect to a Lead Product shall be reduced by an amount equal to two percent (2%) of annual Net Sales of such Lead Product in each country in which either (A) such Lead Product is a Know-How Product or (B) a product (a “Competing Product”) that binds to the same molecular target as such Lead Product has been approved by the applicable regulatory authority and is being sold in such country by a Third Party for use in the same indication as such Lead Product.

(ii) Genentech’s total royalty obligation to Curis with respect to a Lead Product shall be reduced by an amount equal to one percent (1%) of annual Net Sales of such Lead Product to the extent that such Lead Product is a Modified Product.

(iii) If a license under a Valid Claim of any patent rights of one or more Third Parties is required in order for Genentech to either (i) commercialize a Lead Product, which Valid Claim, but for such license, would be infringed by the practice of the Curis Patents, Genentech Patents or Joint Patents, (ii) commercialize a Lead Product, which Valid Claim, but for such license, would be infringed by the identification of, or the identification of the utility of, such Lead Product or (iii) make, have made, use, sell, have sold, offer for sale or import a Lead Product, which Valid Claim, but for such license, would be infringed by such acts, then in each case (i), (ii) or (iii) above, Genentech may deduct [**] percent ([**]%) of the amount of any royalty payments made to such Third Party(ies) for such license(s) from the royalties payable hereunder with respect to such Lead Product; provided, however, that in no event shall any tier of the royalties that would otherwise be due under Section 8.5(a) with respect to such Lead Product be reduced by more than [**] ([**]) percentage points (e.g., the royalty payable under Section 8.5(a)(i)(1) shall never be less than [**] percent ([**]%) of Net Sales of such Lead Product).

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall all applicable royalty reduction provisions of Sections 8.5(b)(i), 8.5(b)(ii) and 8.5(b)(iii) taken together reduce the royalties that would otherwise be due under Section 8.5(a) by more than [**] percent ([**]%).

(c) Royalty Term. Royalties for sales of each Lead Product in a given country shall be paid for a period equal to the Royalty Term for such Lead Product in such country. Upon expiration of the Royalty Term for a Lead Product in a country, Genentech shall have a fully-paid, royalty free, non-exclusive, perpetual license under the Curis Technology to make, have made, use, sell, offer for sale and import such Lead Product in the License Field in such country.

(d) No Credit. The Parties agree and understand that the Upfront Fee, both License Fees and all Milestone Payments and Evotec Payments due hereunder are in addition to, and shall not be creditable against, any royalty payments due hereunder.

8.6 Royalties Payable by Curis.

(a) Royalty Payments on Curis Products. Curis shall pay to Genentech the applicable royalty set forth below on worldwide Net Sales of each Curis Product, calculated on a Product-by-Product basis:

(i) with respect to any Curis Product that was identified using, or the utility of which was identified using, a Valid Claim of the Genentech Patents, but the manufacture, use or sale of which, but for the licenses granted to Curis hereunder, would not infringe a Valid Claim of the Genentech Patents, [**] percent ([**]%) of annual Net Sales of such Curis Product; and

(ii) with respect to any Curis Product the manufacture, use or sale of which, but for the licenses granted to Curis hereunder, would infringe a Valid Claim of the Genentech Patents, [**] percent ([**]%) of annual Net Sales of such Curis Product.

(b) Royalty Payment Reductions. If a license under a Valid Claim of any patent rights of one or more Third Parties is required in order for Curis to either (i) commercialize a Curis Product, which Valid Claim, but for such license, would be infringed by the practice of the Genentech Patents or Joint Patents, (ii) commercialize a Curis Product, which Valid Claim, but for such license, would be infringed by the identification of, or the identification of the utility of, such Curis Product or (iii) make, have made, use, sell, have sold, offer for sale or import a Curis Product, which Valid Claim, but for such license, would be infringed by such acts, then in each case (i), (ii) or (iii) above, Curis may deduct [**] percent ([**]%) of the amount of any royalty payments made to such Third Party(ies) for such license(s) from the royalties payable hereunder with respect to such Curis Product; provided, however, that in no event shall all deductions permitted by this Section 8.6(b) with respect to a Curis Product reduce the royalties that would otherwise be due under Section 8.6(a) with respect to such Curis Product by more than [**] percent ([**]%).

(c) Royalty Term. Royalties for sales of each Curis Product in a given country shall be paid for a period equal to the Royalty Term for such Curis Product in such country. Upon expiration of the Royalty Term for a Curis Product in a country, Curis shall have a fully-paid, royalty free, non-exclusive, perpetual license under the applicable Genentech Patent(s) to make, have made, use, sell, offer for sale and import such Curis Product in the License Field in such country.

8.7 Payments to Evotec OAI. If Curis and Genentech reasonably determine that Curis is obligated to pay milestone payments to Evotec OAI pursuant to the Evotec Agreement (each, an “Evotec Payment”), Genentech will reimburse Curis for such Evotec Payments, not to exceed on a Compound-by-Compound basis:

(a) [**] dollars ($[**]) upon completion of Phase II Clinical Trials for the first indication for a Compound, and [**] dollars ($[**]) upon the earlier to occur of (i) completion of Phase II Clinical Trials for the second indication for such Compound and (ii) twenty-four (24) months after completion of Phase II Clinical Trials for the first indication for such Compound;

(b) [**] dollars ($[**]) upon receipt of marketing approval of such Compound in a Major Market for the first indication, and [**] dollars ($[**]) upon the earlier to occur of (i) receipt of marketing approval of such Compound in a Major Market for the second indication or (ii) twenty-four (24) months after receipt of marketing approval of such Compound in a Major Market for the first indication; and

(c) [**] dollars ($[**]) upon the achievement of [**] dollars ($[**]) in cumulative worldwide Net Sales of a Product based on such Compound.

Curis will bear all costs that may become due under the Evotec Agreement as a result of the transactions and activities contemplated by this Agreement other than (A) those expressly set forth above and (B) to the extent that the JSC approves having more than 4 Evotec OAI FTE’s assigned to performance of the Research Plan in accordance with Section 3.1, the costs charged by Evotec OAI for such number of FTEs in excess of 4.

8.8 Payments to Third Party Licensors. Curis will bear all costs that may become due under the Existing License Agreements as a result of the transactions and activities contemplated by this Agreement, including but not limited to license fees, milestone payments and royalty payments required thereunder. Subject to Section 8.5(b), Genentech shall be solely responsible for all payments that may become due to Third Party licensors of patent rights necessary for the development or commercialization of Lead Products other than payments due under the Existing License Agreements.

9. PAYMENTS; RECORDS; AUDITS

9.1 Payment; Reports. Royalty payments and reports for the sale of Products shall be estimated and reported for each of the first three (3) calendar quarters of each year and reconciled following the last quarter of each year. All estimated and reconciled royalty payments due to a Party under this Agreement shall be paid within sixty (60) days of the end of the applicable calendar quarter. Each payment of royalties shall be accompanied by a report of Net Sales of Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, the number of each Product sold, the gross sales and Net Sales of each Product in United States dollars, the royalties payable, the exchange rates used and any other information necessary to determine the appropriate amount of royalties due. To the extent annual reconciliation results require a reimbursement by one Party to the other Party, such Party will remit such amounts within thirty (30) days of receipt of the report detailing such reconciliation. Each Party will keep complete and accurate records pertaining to the development of Products and the sale or other disposition of Products in sufficient detail to permit the other Party to confirm the accuracy of all payments due hereunder. Such records shall be retained for at least three (3) years.

9.2 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in United States dollars. With respect to each quarter, for countries other than the United States, whenever conversion of Net Sales from any foreign currency shall be required, such conversion shall be made using the exchange rate in effect on the last day of business for a given calendar quarter in which the Net Sales are made, as published by Reuters. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the Party entitled to receive such payment, unless otherwise specified by such Party.

9.3 Late Payments. In the event that any payment, including but not limited to royalties, Milestone Payments, the Upfront Fee, Annual License Fees and Evotec Payments, due hereunder is not made when due, the payment shall accrue interest from the date due at the prime rate plus two (2) percentage points, as published in the Federal Reserve Bulletin H.15 or successor thereto; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate allowed by law. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

9.4 Records and Audits. On thirty (30) days prior written notice and no more than once per calendar year, Curis and the Existing Licensors, if applicable, on the one hand, and Genentech, on the other hand, shall have the right to have an independent certified public accountant reasonably acceptable to the other Party inspect the books and records of such other Party and its sublicensees, during usual business hours for the sole purpose of verifying the completeness and accuracy of the reports delivered and payments made under this Agreement. Such examination with respect to any fiscal year shall not take place later than three (3) years following the end of such fiscal year, and no fiscal year may be audited more than once. The accountant shall inform the auditing Party (and, if Curis is the auditing Party, the Existing Licensors, if applicable) only if there has been an underpayment or an overpayment, and if so, the amount thereof and whether the books and records have been kept in a manner consistent with good accounting practices. The expense of any such inspection shall be borne by the auditing Party; provided, however, that, if the inspection discloses an underpayment in excess of five percent (5%) (in aggregate or for any twelve (12) month period), then the audited Party shall pay the out-of-pocket costs of such audit. The audited Party will promptly remit to the auditing Party the amount of any underpayments revealed by such audit, plus interest.

9.5 Withholding of Taxes. Any withholding of taxes levied by tax authorities outside the United States on the payments hereunder shall be borne by the Party receiving such payment and deducted by the Party making such payment from the sums otherwise payable by it hereunder for payment to the proper tax authorities. The Parties agree to cooperate with each other, in the event a Party claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available.

9.6 Exchange and Royalty Rate Controls. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where any Product is sold, payment shall be made through such lawful means or methods as the paying Party may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect, and as soon as such prohibition ceases to be in effect, all royalties that would have been obligated to be transmitted or deposited, but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable, as the case may be. If any royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

10. INTELLECTUAL PROPERTY

10.1 Ownership of Technology. Inventorship with respect to inventions conceived and reduced to practice during the Term by either (a) Genentech’s employees, agents, sublicensees, Affiliates, subcontractors or other designated Third Parties, (b) Curis’ employees, agents, sublicensees, Affiliates, subcontractors or other designated Third Parties or (c) both Parties’ employees, agents, sublicensees, Affiliates, subcontractors or other designated Third Parties, in each case (a), (b) or (c), pursuant to work carried out under the Collaboration (collectively, the “Inventions”) shall be jointly owned by Genentech and Curis during the Term of this Agreement. Each Party shall require all of its employees, agents, sublicensees, Affiliates, subcontractors or other designated Third Parties to assign all Inventions invented by them and that are the subject of patent applications, to Genentech and Curis as joint owners. All foreign and domestic patents and patent applications (including provisionals, divisionals, continuations and continuations-in-part thereof) claiming any Invention shall be considered “Joint Patents” for purposes of this Agreement. Except as expressly permitted under the terms of the Agreement, neither Party shall transfer any ownership interest or grant any rights to any Third Party to any Inventions or Joint Patents without the prior written consent of the other Party.

10.2 Patent Prosecution. It is the intention of the Parties to secure broad patent protection for discoveries and inventions made in the course of the Collaboration.

(a) Genentech shall be responsible for the filing, prosecution and maintenance, at Genentech’s sole cost, of all Genentech Patents.

(b) Subject to the rights of the Existing Licensors pursuant to the Existing License Agreements, the Parties shall be jointly responsible for the filing, prosecution, maintenance, enforcement and defense of any Curis Patent licensed to Genentech hereunder that claims any method of use, composition of matter, or method of manufacture of any Compound (other than a Curis Product as to which Genentech has no further development rights hereunder (including, without limitation, an option to designate it as a Lead Product)), excluding the Curis

Patents described in Section 10.2(c). As promptly as practicable following the Effective Date, the Parties shall mutually agree upon an independent law firm to file, prosecute, maintain, enforce and defend the Curis Patents that are subject to this Section 10.2(b). The Parties agree to instruct the law firm to take and act on the input and instructions of both Parties without prejudice to either Party. The Parties shall share equally in all costs associated with such prosecution, maintenance, enforcement and defense.

(c) Curis shall be solely responsible for the filing, prosecution and maintenance, at Curis’ sole cost, of: (i) any Curis Patent licensed to Curis pursuant to an Existing License Agreement which Curis does not have the sole right to file, prosecute and maintain by the terms of such Existing License Agreement; (ii) all Curis Patents under which any Third Party has been granted a license prior to the Effective Date; (iii) all Curis Patents that claim any composition of matter, method of use or method of manufacture of any compound other than a Compound (regardless of whether any such Curis Patent also claims any method of use, composition of matter, or method of manufacture of any Compound); and (iv) all Curis Patents that claim a Curis Product as to which Genentech has no further development rights hereunder (including, without limitation, an option to designate it as a Lead Product).

(d) The Parties shall be jointly responsible for the filing, prosecution, maintenance, enforcement and defense of Joint Patents using a mutually agreeable independent law firm. The Parties agree to instruct the law firm to take and act on the input and instructions of both Parties without prejudice to either Party. The Parties shall share equally in all costs associated with such prosecution, maintenance, enforcement and defense.

(e) To the extent that a Party is solely responsible for filing, prosecution and maintenance under this Section 10.2 of patent rights that are owned or co-owned by, or subject to a license granted under this Agreement to, such Party shall (i) consider in good faith the requests and suggestions of such other Party with respect to strategies for filing, prosecuting and maintaining such patent rights that are subject to this Section 10.2, and (ii) keep such other Party informed of progress with regard to the filing, prosecution and maintenance of such patent applications and patents. In the event Curis is solely responsible for the filing, prosecution and maintenance of patent applications or patents hereunder that are owned or co-owned by, or are subject to an exclusive license granted under this Agreement, and Curis elects not to do so (other than because Curis has determined in good faith not to file a patent application with respect to an invention but to maintain such invention as a trade secret), it shall inform Genentech at least sixty (60) days before any relevant deadline for filing or other action and transmit all information reasonable and appropriate relating to such patent or patent application, and Genentech shall have the right to file, prosecute and maintain such patent applications and patents at its own expense, in which case Curis shall assign to Genentech its rights in such patent applications and patents.

10.3 Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any patent and patent applications related to the Collaboration. Such cooperation includes, but is not limited to:

(a) executing all papers and instruments, or requiring its employees or agents to execute such papers and instruments, so as to effectuate the ownership of patent rights set forth in Section 10.1 above and to enable the owning Party to apply for and to prosecute patent applications in any country; and

(b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

10.4 Infringement by Third Parties.

(a) Curis and Genentech shall promptly notify the other in writing of any alleged or threatened infringement of any Curis Patent, Genentech Patent or Joint Patent of which they become aware.

(b) Genentech shall have the first right, but not the obligation, to bring and control any action or proceeding, at its own expense and by counsel of its own choice, with respect to infringement of any Genentech Patent.

(c) The enforcement of any Curis Patent that is subject to the provisions of Section 10.2(b) against any Third Party shall be governed by such Section 10.2(b).

(d) Curis shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringements of any Curis Patent other than those subject to Section 10.2(b).

(e) The enforcement of any Joint Patent against any Third Party shall be governed by Section 10.2(d).

(f) The Party not bringing an action under this Section 10.4 shall have the right, at its own expense and by counsel of its own choice, to be represented in any action involving any patent owned solely by such Party or jointly by the Parties. If Curis fails to bring an action or proceeding with respect to a patent that is owned or Controlled by Curis and that is subject to an exclusive license granted under this Agreement to Genentech, Genentech within: (i) sixty (60) days following the notice of alleged infringement; or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Genentech shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Curis shall have the right, at its own expense and by counsel of its own choice, to be represented in any such action. In the event a Party brings an infringement action, the other Party shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither Party shall have the right to settle any patent infringement action under this Section 10.4 in a manner that diminishes the rights or interests of the other Party without the consent of such other Party. Both the right of Genentech to bring infringement actions under this Section 10.4 and the distribution of any recovery received as a result of an action brought pursuant to this Section 10.4 shall be subject to the rights of applicable Existing Licensors under applicable Existing License Agreements. Except as provided in the preceding sentence or otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of the Parties, shall be: (i) shared equally by the Parties in the case of litigation pursuant to Section 10.4(c) or 10.4(e); or (ii) retained by Genentech, except that any portion of such recovery that is attributable to lost sales of a Lead Product or Collaboration Product shall be treated as Net Sales of such Lead Product or Collaboration Product for purposes of this Agreement. If, within ninety (90) days following notice from Curis of evidence of an unabated infringing act of a Third Party with respect to a Genentech Patent and that is subject to an exclusive license granted under this Agreement to Curis, Genentech fails to bring an action or proceeding against such Third Party for such infringing act, then Curis’ total royalty obligation to Genentech with respect to any Curis Product covered by a Valid Claim in such infringed Genentech Patent shall be reduced by an amount equal to [**] percent ([**]%) of annual Net Sales of such Curis Product in each country in the Territory in which such Third Party’s infringing act results in the marketing and sale of an approved pharmaceutical product that directly competes with the Curis Products in question; provided, however, that no royalty due to Genentech with respect to any Curis Product shall be reduced by more than [**] percent ([**]%).

10.5 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties hereunder infringes or may infringe the intellectual property rights of such Third Party. Genentech shall have the first right but not the obligation to control any defense of any such claim involving alleged infringement of Third Party rights by Genentech’s activities under this Agreement at its own expense and by counsel of its own choice, and Curis shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. If Genentech fails to proceed in a timely fashion with regard to such defense, Curis shall have the right but not the obligation to control any such defense of such claim at its own expense and by counsel of its own choice, and Genentech shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. Curis shall have the first right but not the obligation to control any defense of any such claim involving alleged infringement of Third Party rights by Curis’ activities under this Agreement at its own expense and by counsel of its own choice, and Genentech shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. If Curis fails to proceed in a timely fashion with regard to such defense, Genentech shall have the right but not the obligation to control any such defense of such claim at its own expense and by counsel of its own choice, and Curis shall have the right but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any infringement action under this Section 10.5 in a manner that diminishes the rights or interests of the other Party hereunder without the consent of such Party.

11. REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Each Party represents to the other that as of the Effective Date:

(a) Corporate Power. It is duly organized and validly existing under the laws of its state of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(c) Binding Agreement. This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it do not conflict with, or require the consent of a Third Party (including, without limitation, in the case of Curis any Existing Licensor) under, any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound (other than consents that have been obtained prior to the Effective Date), nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

(d) Grant of Rights; Maintenance of Agreements. It has not granted, and will not grant during the Term, any right to any Third Party which would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations in accordance with the terms of this Agreement.

11.2 Representations and Warranties of Curis; Covenants of Curis. Curis hereby represents and warrants to Genentech that as of the Effective Date:

(a) Curis has sufficient rights in the Curis Patents listed on Schedule 1.24 to grant the licenses granted to Genentech hereunder;

(b) Curis is not aware of any action, suit or inquiry or investigation instituted by or before any court or governmental agency that questions or threatens the validity of any Curis Patent listed on Schedule 1.24 hereto;

(c) Curis has not received any notice from any Third Party alleging that the practice of any Curis Patent listed on Schedule 1.24 infringes the intellectual property rights of such Third Party; and

(d) Curis has not pledged, assigned or granted any security interest in any Curis Patent listed on Schedule 1.24 hereto to any Third Party. In addition, Curis shall not, during the Term, pledge, assign or grant any security interest in any of the Curis Patents to any Third Party.

11.3 Disclaimer Concerning Technology. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY AND THE MATERIALS PROVIDED BY CURIS HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, each Party expressly does not warrant (a) the success of any study or test commenced under the Collaboration or (b) the safety or usefulness for any purpose of the technology it provides hereunder.

12. CONFIDENTIALITY; PUBLICATION

12.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for the five (5) year period immediately following the Term, each Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose (other than as expressly provided for in this Agreement) any Confidential Information furnished to it by, or otherwise belonging to, the other Party (the “Disclosing Party”) pursuant to this Agreement. Each Party may use Confidential Information of the other Party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Disclosing Party’s Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

12.2 Exceptions. The obligations of confidentiality and non-use contained in Section 12.1 will not apply to the extent it can be established by the Receiving Party by competent proof that such Confidential Information:

(a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available;

(b) is known by the Receiving Party at the time of receiving such information, other than under confidentiality, as evidenced by its records;

(c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d) is independently developed by the Receiving Party without the aid, application or use of Confidential Information of the Disclosing Party; or

(e) is the subject of a written permission to disclose provided by the Disclosing Party.

12.3 Terms of Agreement. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties.

12.4 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting patent rights in accordance with this Agreement;

(b) submitting regulatory filings with respect to Products in accordance with this Agreement;

(c) prosecuting or defending litigation;

(d) complying with applicable court orders or governmental regulations;

(e) complying with reporting requirements under the Existing License Agreements;

(f) conducting pre-clinical or clinical trials of Products in accordance with this Agreement; and

(g) disclosure to bona fide potential sublicensees (to the extent permitted hereunder), or to existing or potential investors and lenders for fundraising or financing efforts or in connection with due diligence or similar investigations by such Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 12.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.4(c) or 12.4(d), it will provide the other Party with as much prior written notice as reasonably possible and seek (or cooperate with the other Party’s efforts to seek) to secure confidential treatment of such information at least as diligently as such Party would use to protect its own Confidential Information. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law.

12.5 Publications. Each Party to this Agreement recognizes that the publication or disclosure of papers, presentations, abstracts or any other written or oral presentations regarding results of and other information regarding the Collaboration may be beneficial to both Parties provided such publications or presentations are subject to reasonable controls to protect Confidential Information. Accordingly, each Party shall have the right to review and approve any paper or presentation proposed for disclosure by the other Party which utilizes data generated from the Collaboration and/or includes Confidential Information of the other Party. Before any such paper or presentation is disclosed, the Party proposing disclosure shall deliver a complete copy to the other Party at least thirty (30) days prior to submitting the paper to a publisher or making the presentation to a Third Party. The JSC (or the other Party if the JSC is no longer in existence) shall review any such paper or presentation and give its comments to the disclosing Party within fifteen (15) days of its receipt of such paper or presentation. The disclosing Party shall comply with the reviewing Party’s request to delete references to Confidential Information of the reviewing Party in any such paper or presentation.

13. TERM AND TERMINATION

13.1 Term of the Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until six (6) months after the later to occur of either (i) the expiration of the last Royalty Term for any Product or (ii) such time as no activities under the Collaboration have occurred for a period of twelve (12) consecutive months, unless earlier terminated in accordance with this Article 11.

13.2 Termination by Genentech. Genentech may terminate this Agreement without cause, effective no earlier than twelve (12) months after the Effective Date upon six (6) months’ prior written notice to Curis of such termination. Genentech may also terminate this Agreement solely with respect to one or more: specific Compound, delivery system for a Compound (i.e., Systemic Delivery or topical delivery) and/or indication for which a Compound may be used and/or the country(ies) in which a Compound may be developed and commercialized. Any such termination is permitted no earlier than twelve (12) months after the Effective Date upon six (6) months’ prior written notice and the Agreement shall thereafter be read and interpreted in light of such termination(s).

13.3 Termination for Cause. Each Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the other upon the occurrence of either of the following:

(a) Upon or after the bankruptcy, insolvency, dissolution or winding up of the other Party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation); or

(b) Upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within the sixty (60) day period following written notice of termination by the non-breaching Party.

13.4 Effect of Termination or Expiration; Surviving Obligations.

(a) Upon termination of this Agreement in its entirety by Genentech pursuant to Section 13.2, or termination of this Agreement by Curis pursuant to Section 13.3:

(i) all licenses granted by Curis to Genentech hereunder shall automatically terminate and revert to Curis;

(ii) all licenses granted by Genentech to Curis under Section 7.2(c) that are in effect as of the date of termination with respect to a Curis Product existing as of such termination date shall survive such termination and remain in full force and effect in accordance with their respective terms for so long as Curis is not in breach of its obligations to Genentech under this Agreement (including, without limitation, its obligations to make royalty payments to Genentech under Section 8.6); and

(iii) from and after such termination, Genentech itself shall not conduct or have conducted, or direct any Affiliate, licensee or sublicensee to engage in, any development or commercialization activities relating to any Compound or Product created or identified, or the utility of which was identified, in the course of the Collaboration, for so long as a given Compound is covered by a Valid Claim in a Curis Patent, Joint Patent or Genentech Patent (excluding the Existing Genentech Patents).

(b) Upon termination of this Agreement by Genentech pursuant to Section 13.3:

(i) all licenses granted by Genentech to Curis hereunder shall automatically terminate and revert to Genentech; and

(ii) all licenses granted by Curis to Genentech under Sections 7.1(b) that are in effect as of the time of termination shall survive such termination and remain in full force and effect in accordance with their respective terms for so long as Genentech is not in breach of its obligations to Curis under this Agreement (including, without limitation, its obligations under Articles 8 and 9); provided, however, that each Collaboration Product as to which Genentech has a license under Section 7.1(b) as of the effective time of such termination shall thereafter be deemed a Lead Product for purposes of Articles 8 and 9 and shall no longer be subject to sharing of Operating Profits (Losses).

(c) Within thirty (30) days after the expiration of the Agreement, or the earlier termination of the Agreement by any Party for any reason, the Parties hereto shall assign, as required, all issued and pending Joint Patents to each Party in accordance with its relationship to the Invention(s) claimed in each such patent. Accordingly, Genentech shall assign to Curis all of Genentech’s ownership interest in those Joint Patents solely claiming a Curis Invention, Curis shall assign to Genentech all of Curis’ ownership interest in those Joint Patents solely claiming a Genentech Invention and any Joint Patents claiming Joint Inventions or claiming both a Genentech Invention and a Curis invention would remain jointly owned by the Parties.

(d) Expiration or termination of this Agreement shall not relieve either Party of any obligation accruing prior to such expiration or termination. Except as otherwise provided in this Section 13.4, upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except that the terms of this Section 13.4 (and the provisions referenced herein) and Sections 7.3, 7.4, 11.3, 12.1, 12.2, 12.3, 12.4, 13.5, 13.6, 13.7 and 13.8 and Articles 9, 14, 15 and 16 of this Agreement shall survive expiration or termination of this Agreement. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a Party retains license rights as provided in this Section 13.4, each Party shall deliver to the other Party all embodiments of any and all Confidential Information of the other Party (including all copies thereof) in its possession.

13.5 Exercise of Right to Terminate. The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

13.6 Damages; Relief. Subject to Section 13.5 above, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

13.7 Termination of the Harvard Licenses. In the sole discretion of Harvard, upon the termination of each of the Harvard Licenses, Genentech’s rights and obligations as a sublicensee of Curis under each such Harvard License shall either (a) be terminated or (b) become rights and obligations of Genentech as if Genentech were the direct licensee under each of the Harvard Licenses. Any sublicenses granted by Genentech hereunder, to the extent the sublicense includes rights conveyed by a Harvard License, will contain this right for Harvard.

13.8 Termination of the 1996 Stanford License. In the event the 1996 Stanford License Agreement is terminated, Genentech’s rights and obligations as a sublicensee of Curis under the 1996 Stanford License shall become rights and obligations of Genentech as if Genentech were the direct licensee under the 1996 Stanford License.

14. INDEMNITY

14.1 Indemnification.

(a) Curis hereby agrees to save, defend and hold Genentech and its Affiliates and their respective directors, officers, employees and agents (each, a “Genentech Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Genentech Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the practice by Curis or its sublicensees (other than Genentech) of any license granted hereunder, (ii) the manufacture, use, handling, storage, sale or other disposition of any Curis Product by Curis or its sublicensees (other than Genentech), (iii) the breach by Curis or its sublicensees (other than Genentech) of any warranty, representation, covenant or agreement made by Curis in this Agreement, or (iv) the negligence or willful misconduct of any Curis Indemnitee; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Genentech Indemnitee or the breach by Genentech of any warranty, representation, covenant or agreement made by Genentech in this Agreement.

(b) Genentech hereby agrees to save, defend and hold Curis and its Affiliates and their respective directors, officers, employees and agents (each, a “Curis Indemnitee”) harmless from and against any and all Losses to which any Curis Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the practice by Genentech or its sublicensees (other than Curis) of any license granted hereunder, (ii) the manufacture, use, handling, storage, sale or other disposition of any Lead Product or Collaboration Product by Genentech or its sublicensees (other than Curis), (iii) the breach by Genentech or its sublicensees (other than Curis) of any warranty, representation, covenant or agreement made by Genentech in this Agreement, or (iv) the negligence or willful misconduct of any Genentech Indemnitee; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Curis Indemnitee or the breach by Curis of any warranty, representation, covenant or agreement made by Curis in this Agreement.

14.2 Indemnification Procedure.

(a) Each indemnified Party agrees to give the indemnifying Party written notice, as soon as is practicable, but in any event within thirty (30) days if possible, of any Losses or the discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 14.1(a) or 14.1(b).

(b) Each Party shall furnish promptly to the other Party copies of all papers and official documents received in respect of any Losses. The indemnified Party shall cooperate with the indemnifying Party, at the indemnifying Party’s expense, in providing witnesses and records necessary in the defense against any Losses.

(c) With respect to any Losses relating solely to the payment of money damages and that will not result in the indemnified Party’s becoming subject to injunctive or other relief, contains an admission of guilt or other responsibility or liability or otherwise adversely affecting the business of the indemnified party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle, or otherwise dispose of such claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.

(d) With respect to all other Losses, the indemnifying Party shall obtain the written consent of the indemnified Party, which shall not be unreasonably withheld, prior to ceasing to defend, settling, or otherwise disposing thereof.

(e) The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party that is reached without the written consent of the indemnifying Party.

(f) Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by any indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

15. GOVERNING LAW; DISPUTE RESOLUTION

15.1 Governing Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to contracts entered into or to be performed entirely within such state.

15.2 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in Section 15.3 if and when such a dispute arises between the Parties.

15.3 Arbitration Procedures.

(a) Discussions Between the Parties. If any claim, dispute, or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement, but specifically excluding any claim, dispute or controversy arising with respect to the JSC or a CSC for which the Parties have established a complete dispute resolution mechanism under Sections 2.2 and 2.3, respectively (each, a “Claim”), arises between the Parties and the Parties cannot resolve the dispute within thirty (30) days of a written request by either Party to the other Party, the Parties agree to refer the Claim to the Vice President of Business Development of Genentech and the Chief Executive Officer of Curis, or their respective designees, for resolution. If, after an additional sixty (60) days, such officers or their designees have not succeeded in negotiating a resolution of the dispute, then, upon the written request of either Party, such dispute shall be resolved by final and binding arbitration in accordance with Section 15.3(b).

(b) Arbitration. Claims between the Parties under this Section 15.3(b) shall be finally settled by binding arbitration conducted in the English language in accordance with the Rules of Commercial Arbitration of the American Arbitration Association (“AAA”). The arbitration shall be held in San Francisco, California and shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute. One (1) arbitrator will be selected by Curis, one (1) arbitrator will be selected by Genentech, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties, provided that if a Party fails to select an arbitrator within thirty (30) days of the request for arbitration, the arbitrator that was to be selected by such Party shall be appointed in accordance with the rules of the AAA. During the period prior to the hearing, each Party shall have the right to conduct up to two (2) depositions and to submit up to twenty (20) document requests to the other Party. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators shall, within forty-five (45) calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized to (i) award non-economic or punitive damages (except to the extent expressly permitted by this Agreement), or (ii) reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in part (i) of this sentence will not apply if such damages are statutorily imposed. The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief that the arbitrators deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 15.3(b) to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief. This Section 15.3(b) shall not apply to any dispute, controversy or claim that concerns (A) the validity, enforceability or infringement of a patent, trademark or copyright; or (B) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(c) Costs and Awards. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award (if permitted by AAA rules), each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

(d) Waiver and Acknowledgment. By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Claim between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

16. GENERAL PROVISIONS

16.1 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

All notices to Genentech shall be addressed as follows:	Genentech, Inc. 1 DNA Way South San Francisco, CA 94080 Attn: Corporate Secretary Fax: (650) 952-9881

with a copy to:	Genentech, Inc. 1 DNA Way South San Francisco, CA 94080 Attn: Vice President, Business Development Fax: (650) 225-3009

All notices to Curis shall be addressed as follows:	Curis, Inc. 61 Moulton Street Cambridge, Massachusetts 02138 Attn: Chief Executive Officer Fax: (617) 503-6501

with a copy to:	Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121 Attn: L. Kay Chandler Fax: (858) 550-6420

Any Party may, by written notice to the other, designate a new address or fax number to which notices to the Party giving the notice shall thereafter be mailed or faxed.

16.2 Force Majeure. No Party shall be liable for any delay or failure of performance (other than payment obligations) to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.

16.3 Entirety of Agreement. This Agreement (including the Research Plan, any and all Co-Development Plans, and the Exhibit and the Schedules hereto) embodies the entire, final and complete agreement and understanding between the Parties and replaces and supersedes all prior discussions and agreements between them with respect to its subject matter, other than the Stock Purchase Agreement and the Registration Rights Agreement referenced therein, which shall continue in full force and effect in accordance with their respective terms. Notwithstanding the foregoing, this Agreement is subject to the terms of the Existing License Agreements, as more fully described herein.

16.4 Amendment. No modification or waiver of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized officer of each Party.

16.5 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

16.6 Disclaimer of Agency or Partnership. The Parties are independent contractors and nothing in this Agreement or the performance of the Parties under this Agreement shall constitute (or be deemed to constitute in law or in equity) a partnership, agency, fiduciary, distributorship, employment, or joint venture relationship between the Parties. Neither Party is, or will be deemed to be, the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement. In addition, neither Party shall be deemed to be a member of a partnership with the other Party for tax or any other purpose.

16.7 Severability. If a court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, or if any government or other agency having jurisdiction over either Curis or Genentech deems any provision to be contrary to any laws, then that provision shall be severed and the remainder of the Agreement shall continue in full force and effect. To the extent possible, the Parties shall revise such invalidated provision in a manner that will render such provision valid without impairing the Parties’ original intent.

16.8 Assignment; Acquisition. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. In the event of such transaction, however (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

16.9 Headings. The headings contained in this Agreement are inserted for reference only and shall not be deemed a part of the text hereof.

16.10 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE UNDER SECTION 4.3 AND ARTICLE 8 AND LIABILITY FOR BREACH OF CONFIDENTIALITY OR FOR INFRINGEMENT OR MISAPPROPRIATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that this Section 16.10 shall not be construed to limit either Party’s indemnification obligations under Article 14.

16.11 Compliance with Laws. In exercising their rights and obligations under this Agreement, the Parties shall comply fully with the requirements of any and all applicable laws, regulations, rules, and orders of any federal, state, or local, whether international or domestic, governmental body having jurisdiction of the exercise of rights under this Agreement.

16.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

16.13 Currency. All dollar amounts stated herein are in United States dollars.

16.14 Bankruptcy. All rights and licenses granted under this Agreement will be considered for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that a licensor seeks or is involuntarily placed under the protection of the Bankruptcy Code, and the trustee in bankruptcy rejects this Agreement, the licensee hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this Agreement to the extent permitted by law.

16.15 Manufacture in United States. The Parties acknowledge that the Existing License Agreements are subject to Title 35 United States Code Sections 200 through 204. As a result, the Parties agree to take all reasonable action necessary to enable the Existing Licensors to satisfy their obligations to the United States Federal Government in relation thereto.

16.16 Public Disclosure. Neither Party may make any public announcement or issue any press releases disclosing achievement of regulatory, scientific or other milestones regarding the Collaboration without the prior review and written consent of the other Party, provided that Genentech shall not unreasonably withhold or delay its consent to the issuance of a press release disclosing achievement of any milestone event described in Section 8.4. Notwithstanding the foregoing, no disclosure that are required, in the reasonable judgment of a Party, to comply with applicable laws or regulations, no public announcement, news release, public statement or publication relating to the existence of this Agreement, or the terms hereof, will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld. The Parties agree that they will use reasonable efforts to coordinate the initial announcement or press release relating to the existence of this Agreement so that such initial announcement or press release is made within ten (10) days of the Effective Date.

16.17 Export. The Parties agree not to export, directly or indirectly, any U.S. source technical data acquired from the other Party or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this COLLABORATIVE RESEARCH, DEVELOPMENT AND LICENSE Agreement.

GENENTECH, INC.		CURIS, INC.

By:	/s/ Joseph S. McCracken	By:	/s/ Daniel R. Passeri

Name:	Joseph S. McCracken	Name:	Daniel R. Passeri

Title:	Vice President, Business and Commercial Development	Title:	President and Chief Executive Officer

EXHIBIT A

Stock Purchase Agreement

[Filed separately as Exhibit 10.2 to the Company’s Current Report on Form 8-K

filed on July 10, 2003.]

SCHEDULE 1.24

Curis Patents as of the Effective Date

Application Number	Country	Filing Date	Patent Number	Issue Date
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SCHEDULE 1.31

Existing Genentech Patents

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SCHEDULE 3.2

Lead Product Criteria

1.	Demonstration of [**]; or

2.	Demonstration of [**].

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SCHEDULE 4.2

Calculation of Operating Profits (Losses)

The Co-Development Plan for a Collaboration Product shall reflect sharing by the Parties of Operating Profits (Losses) with respect to such Collaboration Product in accordance with the Cost Sharing Ratio for such Collaboration Product.

The “Operating Profits (Losses)” for each Collaboration Product will be equal to: (i) Net Sales of such Collaboration Product and Sublicensing Revenues (as defined below), less (ii) Allowable Expenses (as defined below), as more fully described below. All calculations hereunder will be made using, and all defined and undefined terms will be construed in accordance with, U.S. generally accepted accounting principles, consistently applied, and consistent with generally accepted costing methods (including appropriate Allocable Overhead) for similar products in the pharmaceutical industry. Without limiting the foregoing, no cost item will be included more than once in calculating Operating Profits (Losses). In addition, neither Party will be entitled to include in Operating Profits (Losses) any expense incurred by or on behalf of such Party that was in excess of the most recently approved Co-Development Budget, unless such excess amounts were pre-approved or are approved in writing by both Parties.

Frequency of Reporting.

The fiscal year will be a calendar year. Reporting by each Party for revenues and expenses will be performed as follows:

Reporting Event	Frequency	Timing of Submission

Actuals (including draft settlement statements)	Quarterly	Q1-Q3:	+45 days
		Q4:	+45 days

Forecasts (rest of year - by month)	Quarterly	Q1-Q3	+60 days

Settlement payments between the Parties	Quarterly	Quarter end	+60 days

Preliminary budgets (one year)	Annually	September 15

Final combined commercial and development budget (one year - by quarter)	Annually	October 15

Long Range Plan (current year plus 5 years)	Annually	April 15

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Reports of actual results compared to budget will be made by the Parties to the CSC on a quarterly basis. Variances from the total overall budgets, and significant variances in budget line items for costs or revenue line items, will be included in the calculation of Operating Profits and Losses only when approved by the CSC.

Genentech will be responsible for the preparation of consolidated reporting of the Collaboration (including Development Costs and any Operating Profit or Loss), calculation of the sharing and initial determination of the cash settlement (subject to approval by the CSC). Within forty-five (45) days of each quarter end, Genentech will provide the financial representatives from each Party with a statement showing the consolidated results and calculations of the Operating Profit or Loss sharing (or calculation of expenses to be shared) and cash settlement required in a format substantially as depicted above.

Genentech shall record sales in the United States. On a monthly basis, Genentech will supply Curis with each month’s gross sales and Net Sales of Collaboration Products in units and U.S. dollars in the United States. Each such report shall be provided as early as possible, but no later than ten (10) days after the last day of the month in question, and shall provide monthly and year-to-date cumulative figures.

The financial representatives from the Parties will meet as appropriate but at least quarterly to review and approve the following:

•	Development Costs

•	Costs of Products Sold

•	Selling and Marketing expenses

•	actual results

•	forecasts

•	budgets

•	inventory levels

•	sales returns and allowances

•	other financial matters, including each Party’s methodologies for charging costs to the collaboration, for determination of actuals, forecasts, budgets and long range plans and the results of applying such methodologies.

Co-Development Budgets.

Co-Development Budgets will be prepared annually by the Parties.

Co-Development Budgets under this Schedule 4.2 will be supplemented with detailed plans for U.S. clinical trials and drug approval applications as determined by the Parties in accordance with the Agreement. Co-Development Budgets, once approved by the CSC, can only be changed with the approval of the CSC.

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The financial representatives of each Party will be responsible for identifying, analyzing and reporting all significant line item budget variances and all overall, total budget variances. Except as provided otherwise in the Agreement, only the CSC may approve materially unfavorable line item budget variations, and all total budget variations, chargeable to the collaboration during the course of the year.

Payments between the Parties.

Payments to each Party of the agreed upon percentages of Operating Profit or Loss as provided under the applicable Cost Sharing Ratio will be made quarterly, based on actual results within sixty (60) days after the end of each quarter. A report, as approved by the CSC, specifying how each payment was calculated shall also be submitted with each payment to both Parties. Balancing payments by one Party to reimburse the other Party for purposes of the sharing of Operating Loss, including Development Costs, under the Agreement will be approved by the CSC and shall be made within sixty (60) days of receipt of the approved CSC report. In the event any payment is made after the time period specified herein, the paying Party shall increase the amount otherwise due and payable by adding interest thereon, computed at the Prime Rate plus two percent (2%). Genentech will perform the consolidation and settlement calculations for submission to the CSC.

Responsibility for Reporting.

The responsibility for the consolidated reporting of the collaboration to the CSC shall be with Genentech in close cooperation with Curis and the financial representatives of the Parties. This will be the basis for collaboration accounting and determining of payments to the Parties. Genentech shall provide Curis with a copy of the collaboration consolidated reporting and the calculation serving as the basis of determining payments to the Parties. Curis will provide Genentech with financial statements within thirty (30) days after the end of the quarter for its activities in the United States, prepared in accordance with the terms contained in this Schedule 4.2 in order for Genentech to prepare the consolidated reports.

Each Party will keep and maintain complete and accurate records pertaining to Net Sales of Collaboration Products, Sublicensing Revenues and Allowable Expenses in sufficient detail to permit the other Party to confirm the accuracy of the Operating Profits (Losses) subject to sharing by the Parties hereunder. Such records shall be retained for at least three (3) years, and no fiscal year may be audited more than once. Each Party shall have the right, upon reasonable prior written notice to the other Party and no more than once per calendar year, to have an independent certified public accountant reasonably acceptable to the other Party inspect the books and records of the other Party, its Affiliates and sublicensees, during usual business hours for the sole purpose of verifying the accuracy of the Net Sales of Collaboration Products, Sublicensing Revenues and Allowable Expenses reported by the audited Party hereunder. Such examination with respect to any fiscal year shall not take place later than three (3) years following the end of such fiscal year. The accountant shall inform the auditing Party only if there has been an inaccuracy in such reporting, and if so, the amount thereof and whether the

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books and records have been kept in a manner consistent with good accounting practices. The expense of any such inspection shall be borne by the auditing Party; provided, however, that, if the inspection discloses an underreporting of Net Sales or Sublicensing Revenues, or an overreporting of Allowable Expenses, in each case that is in excess of five percent (5%) of Operating Profits (Losses) (in aggregate over no less than a twelve (12) month period), then the audited Party shall pay the out-of-pocket costs of such audit. The Parties will make prompt adjustments to reflect the results of such audit.

1. “Allocable Overhead” shall mean the costs incurred by a Party or for its account which are attributable to a Party’s supervisory services, occupancy costs, payroll and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method consistently applied by a Party, or a standard rate if agreed to by the Parties. Allocable Overhead shall not include any costs attributable to general corporate activities, including, by way of example, executive management, investor relations, business development, legal affairs and finance, and shall not duplicate General & Administrative Expenses hereunder.

2. “Allowable Expenses” shall mean the following expenses to the extent incurred with respect to such Collaboration Product: (i) Development Costs; (ii) Cost of Products Sold; (iii) Selling and Marketing Expenses; and (iv) General & Administrative Costs.

3. “Cost of Goods” shall mean, with respect to any bulk Collaboration Product or finished Collaboration Product, but subject to the last sentence of this paragraph 2, the actual fully allocated cost of manufacturing such Collaboration Product (in accordance with cGMP’s) determined in accordance with U.S. generally accepted accounting principles applied consistently throughout the organization of a Party or its Affiliate(s) or sublicensee(s) determining such costs, which includes the direct and indirect cost of any raw materials, packaging materials and labor (including benefits) utilized in such manufacturing (including formulation, filling, finishing, quality assurance, quality control and stability testing, labeling and packaging, as applicable), plus an appropriate share of all factory overhead, both fixed and variable, allocated to the Collaboration Product being manufactured, in accordance with the normal accounting practices for all other products manufactured in the applicable facility. “Cost of Goods” shall exclude any allocation of cost related to idle capacity, unless such excess capacity is specifically reserved for Collaboration Product.

4. “Cost of Products Sold” shall mean the actual cost of bulk Collaboration Products or finished Collaboration Products sold, determined in accordance with U.S. generally accepted accounting principles applied consistently within and throughout all operating units of a Party. “Cost of Products Sold” shall include: (i) in the case of manufacturing services provided by a Party or its Affiliate(s) or sublicensee(s), its Cost of Goods of such bulk Collaboration Products or finished Collaboration Products, (ii) the net cost or credit of any value-added taxes actually paid or utilized by a Party or its Affiliate(s) or sublicensee(s) in respect of the manufacture of the bulk Collaboration Products or finished Collaboration Products, (iii) in the

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case of finished Collaboration Products or bulk Collaboration Products acquired by a Party or its Affiliate(s) or sublicensee(s) from a Third Party, payments made to such Third Party for such acquisition, including the net cost or credit of any value-added taxes actually paid or utilized by the purchaser in respect of such acquisition of such finished products or bulk products, plus reasonable expenses of quality assurance, quality control and transportation of Collaboration Product, and (iv) royalties or other compensation payable to a Third Party with respect to a license under Patents of such Third Party necessary for the manufacture, use, sale, offer for sale or import of Collaboration Products (other than royalties due under the Existing License Agreements).

5. “Development Costs” means costs (including Allocable Overhead directly attributable to the development of such Collaboration Product but excluding other overhead) actually incurred by a Party or for its account after designation of such Collaboration Product and specifically attributable to the development of such Collaboration Product in the Co-Development Territory for use in the BCC Field or Hair Growth Prevention Field, as applicable,. Development Costs will include, but not be limited to: (a) costs of research and development, including costs of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of such Collaboration Product conducted internally or by individual investigators or consultants; (b) Cost of Goods for Collaboration Product for use in clinical trials in the BCC Field or Hair Growth Prevention Field, as applicable, in the Co-Development Territory; (c) costs of preparing and reviewing data or information for the purpose of submission to the FDA for Regulatory Approval in the BCC Field or Hair Growth Prevention Field, as applicable; (d) fees associated with U.S. regulatory filings or other U.S. governmental requirements related to the Collaboration Product in the BCC Field or Hair Growth Prevention Field, as applicable; and (e) applicable Allocable Overhead, including expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with clinical testing programs.

6. “Selling and Marketing Expenses” shall mean the costs incurred by Genentech or for its account attributable to the sale, promotion and marketing of Collaboration Product in the Co-Development Territory from and after commercial launch of such Collaboration Product in the Co-Development Territory and shall consist of Selling Expenses, Marketing Management Expenses, Market and Consumer Research Expenses, Advertising Expenses, Professional Promotion Expenses, Education Expenses, Trademark Expenses, each as defined below; provided, however, that to the extent the activities giving rise to any item of Selling and Marketing Expenses relate to, or are conducted for the benefit of, multiple products and/or services and one or more of such products and/or services are not Collaboration Products, then such item of expense shall be allocated on a pro rata basis among such Collaboration Product(s) and other product(s) and/or service(s) based upon net sales of each respective product or service by such operating unit during the most recent quarter:

a)	“Selling Expenses” shall include the following costs directly associated with the efforts of field sales representatives with respect to Collaboration Products: field

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sales force (including training expenses directly related to the Collaboration Product); field sales offices; reimbursement (public payors, private payors and others); customer support; home offices; staffs directly involved in the management of and the performance of the selling functions; and payments to Third Parties under contract sales and marketing agreements. The costs of detailing sales calls will be allocated on a weighted average basis based on the proportionate time and effort given to the detailing of Collaboration Products versus product other than a Collaboration Product at an accounting charge rate consistently applied within and across Genentech’s, its Affiliate’s or a Third Party’s operating units and which is no less favorable than the internal charge rate used by Genentech or such Affiliate or Third Party for its own internal cost accounting purposes for products other than a Collaboration Product (excluding internal profit margins and markups).

b)	“Marketing Management Expenses” shall include product management and sales promotion management compensation and departmental expenses. This will include, but not be limited to, costs associated with developing overall sales and marketing strategies (e.g., product line or customer segment), including marketing strategies for managed care providers, as well as planning and programs for Collaboration Products.

c)	“Market and Consumer Research Expenses” shall include compensation and departmental expenses for market and consumer research personnel and payments to Third Parties related to conducting and monitoring professional and consumer appraisals of existing, new or proposed Collaboration Products, such as market share services (e.g., IMS data), special research testing and focus groups.

d)	“Advertising Expenses” shall include all media costs associated with Collaboration Product advertising as follows (whether to professionals, patients or lay consumers): production expense/artwork including set up; design and art work for an advertisement; the cost of securing print space, air time, etc. in newspapers, magazines, trade journals, television, radio, billboards, web sites, etc.

e)	“Professional Promotion Expenses” shall include the expenses associated with programs to promote a Collaboration Product directly to the prescriber or end user. This category will include, but not be limited to, expenses associated with promoting Collaboration Products directly to the professional community such as professional samples, professional literature, promotional material costs, patient aids and detailing aids.

f)	“Education Expenses” shall include expenses associated with professional education with respect to a Collaboration Product through any means not covered above, including, but not limited to, articles appearing in journals, newspapers, magazines or other media; seminars, scientific exhibits, trade show booths, financial support to professional societies and conventions; and symposia, advisory boards and opinion leader development activities.

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g)	“Trademark Expenses” shall mean the fees and expenses paid to outside legal counsel and experts, and filing and maintenance expenses, incurred to establish and maintain trademarks for a Collaboration Product (other than any trademark incorporating or based on a Party’s corporate name or logo).

h)	“Distribution Expenses” shall mean the costs, including applicable Allocable Overhead, specifically identifiable to the distribution of a Collaboration Product, including customer services, collection of data about sales to hospitals and other end users, order entry, billing, credit and collection and other such activities.

7. “General & Administrative Expenses” shall mean an amount intended to cover a Party’s general and administrative costs chargeable to the Collaboration, which shall be an amount equal to [**] percent ([**]%) of the sum of Development Costs, Cost of Products Sold, and Selling and Marketing Expenses.

8. “Sublicensing Revenues” shall mean all license fees, milestone payments, royalties, annual maintenance fee or similar payment or consideration paid by a sublicensee to Genentech or its Affiliates solely in consideration for the grant by Genentech or its Affiliates of a sublicense to develop, manufacture and/or commercialize any Collaboration Product (with any of the foregoing consideration received by Genentech or its Affiliates other than in the form of cash to be valued at its fair market value as of the date of receipt); provided, however, that “Sublicensing Revenues” shall in any event exclude payments for equity or debt securities of Genentech or its Affiliates (at its fair market value upon date of receipt) and reasonable payments tied to the provision of goods and/or services by Genentech or its Affiliates to a sublicensee to compensate Genentech or its Affiliates for the provision of such goods and/or services.

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